As filed with the Securities and Exchange Commission on April 14, 2006
                                                 Registration No. ______________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 POSEIDIS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


        Florida                          2086                    65-0867538
-------------------------     ----------------------------   -------------------
(State or Other Jurisdiction  (Primary Standard Industrial    (IRS Employer
of Incorporation or           Classification Code Number)    Identification No.)
 Organization)


                          222 Lake View Ave., Suite 160
                            West Palm Beach, FL 33401
                                 (305) 428-3757
             -----------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                          222 Lake View Ave., Suite 160
                            West Palm Beach, FL 33401
                                 (305) 428-3757
                  -------------------------------------------
                   (Address of Principal Place of Business or
                      Intended Principal Place of Business)

                                   Copies to:
Louis Pardau dit Pardo                          Thomas P. Gallagher, Esq.
President and Chief Executive Officer           John K. Butler, Esq.
Poseidis, Inc.                                  Jonathan M. Grischuk, Esq.
222 Lake View Ave., Suite 160                   Gallagher, Briody & Butler
West Palm Beach, FL 33401                       Princeton Forrestal Village
(305) 428-3757                                  155 Village Boulevard
                                                Princeton, NJ 08540
                                                609-452-6000
           ----------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                 ---------------

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

------------------------- ---------------- ---------------- ------------------- --------------------
  Title of Each Class of                   Proposed Maximum  Proposed Maximum
     Securities to be       Amount to be    Offering Price  Aggregate Offering       Amount of
        Registered           Registered      per Share(1)        Price(1)        Registration Fee
------------------------- ---------------- ---------------- ------------------- --------------------
Common Stock, par value     315,296,139          $0.08        $25,223,691.12         $2,698.93
$0.0001 per share         global shares(2)
------------------------- ---------------- ---------------- ------------------- --------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 as amended. For the purposes of this table we have used the average of the closing bid and asked prices as of a recent date.

(2) Represents (a) up to 195,121,952 shares of common stock issuable pursuant to a Standby Equity Distribution Agreement with Cornell Capital Partners, LP at an estimated price of $.041 per share, representing 96% of the assumed lowest volume weighted average price of the common stock as quoted by Bloomberg, LP of $0.0425 per share; (b) up to 7,439,265 shares of common stock issuable upon conversion of two convertible debentures in the principal amount of $150,000 each held by Cornell Capital Partners, LP ("Cornell Capital") at a per share conversion price of $0.0497; (c) up to 10,234,236 shares of common stock issuable upon conversion of a convertible debenture in the principal amount of $344,000 held by Cornell Capital at a per share conversion price of $0.04; (d) up to 16,950,000 shares of common stock issuable upon exercise of warrants issued to Cornell Capital Partners, LP; (e) 3,000,000 shares of common stock issued to Cornell Capital as payment of a commitment fee owed to Cornell Capital pursuant to a Standby Equity Distribution Agreement between the Company and Cornell Capital Partners, LP; (f) 250,000 shares of common stock issued to Newbridge Securities Corporation ("Newbridge") as payment of a fee owed to Newbridge for acting as placement agent; (g) up to 77,251,242 shares of common stock issuable upon conversion of convertible debentures and warrants issued to purchasers in a private placement transaction in February and March 2006 (the "2006 Private Placement"); (h) up to 3,549,444 shares of common stock issuable upon exercise of warrants issued to certain designees of North Coast Securities Corporation ("North Coast") in consideration of North Coast's acting as placement agent in the 2006 Private Placement and as payment of fees owed pursuant to a separate financial consulting agreement; and (i) 1,500,000 shares of common stock issuable upon exercise of warrants issued to Bridgehead
Partners, LLC as partial compensation for services rendered pursuant to an agreement between the Company and Bridgehead Partners, LLC.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                   Subject to completion dated April 14, 2006

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 POSEIDIS, INC.

                       315,296,139 SHARES OF COMMON STOCK

     This prospectus relates to the sale of up to 315,296,139 shares of Poseidis's common stock by certain persons who are stockholders of Poseidis. Please refer to "Selling Stockholders" beginning on page 31.

     The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

     Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PSED". On April 10, 2006, the last reported sale price of our common stock was $0.07 per share.

       YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST IN US.

       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

          PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 13. WE WILL
              RECEIVE NO PROCEEDS FROM THE SALE OF OUR COMMON STOCK
           BY THE SELLING STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS.

           THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
              REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
      SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 14, 2006.

                                TABLE OF CONTENTS


FORWARD LOOKING STATEMENTS............................................... .....6
PROSPECTUS SUMMARY.............................................................7
THE OFFERING...................................................................9
SUMMARY FINANCIAL INFORMATION ................................................11
RISK FACTORS .................................................................13
SELLING STOCKHOLDERS..........................................................31
USE OF PROCEEDS...............................................................41
PLAN OF DISTRIBUTION..........................................................42
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................47
DESCRIPTION OF BUSINESS.......................................................60
MANAGEMENT....................................................................72
DESCRIPTION OF PROPERTY.......................................................76
LEGAL PROCEEDINGS.............................................................76
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................77
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................78
MARKET FOR COMMON EQUITY
  AND RELATED STOCKHOLDER MATTERS.............................................78
DESCRIPTION OF SECURITIES.....................................................79
EXPERTS.......................................................................87
LEGAL MATTERS.................................................................88
HOW TO GET MORE INFORMATION...................................................89
FINANCIAL STATEMENTS.........................................................F-1



      --------------------------------------------------------------------

                         We intend to distribute to our
                           shareholders annual reports
                    containing audited financial statements.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful commercialization of our products and services, future demand for our products, general economic conditions, government regulation, competition and customer strategies, technological innovations, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

     Forward-looking statements are based on management's current views and assumptions and involve unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks set forth under the caption "Risk Factors."

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operation" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                               PROSPECTUS SUMMARY

     The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to the financial statements before making any investment decision.

                                    OVERVIEW

     Poseidis, Inc. ("Poseidis" or the "Company") is a development stage company that, together with our subsidiary Montespan SAS ("Montespan"), is engaged in the development of a sparkling mineral water spring in central France known as the La Troliere Spring. We refer to this spring as the "Source". Our objectives are to develop and market a new brand of sparkling natural mineral water under the brand name "l' Eau de Montespan" as well as other beverage products, potentially a line of cosmetics products utilizing the mineral water drawn from the Source, and other related products and merchandise. Toward that end, in October 2005 Montespan entered into a real estate purchase agreement with
Christian Berthier, as amended in March 2006 (the "Berthier Agreement") to acquire the land where the Source is located for(euro)2,150,000 (approximately U.S. $2,580,000 using, for purposes of illustration only in this Prospectus, a currency exchange rate of U.S. $1.20 per one euro) of which we have paid
(euro)390,000 (approximately U.S. $468,000) to date. The Berthier Agreement expires on February 28, 2008. In addition, Montespan owns approximately 13.1 acres near the Berthier property and approximately 1,700 meters from the Source. These 13.1 acres include the site where our production and bottling facilaty will be located and were aquired by Montespan in 2003 for (euro) 30,000. Pursuant to the March 2006 amendment of the Berthier Agreement, we have agreed to make a monthly payment of at least(euro)10,000 (approximately $12,000) to Mr. Berthier commencing in March 2006. These monthly payments shall be applied against the (euro)2,150,000 aggregate purchase price for the Berthier property.

     Poseidis has obtained convertible debenture financing from Cornell Capital Partners, LP ("Cornell Capital" or "Cornell") in the aggregate principal amount of $644,000, all of which has been fully funded, and Poseidis has also entered into an $8,000,000 standby equity distribution agreement ("S.E.D.A.") with Cornell Capital.

     Our primary business strategy is focused first on developing the Montespan brand of sparkling natural mineral water and commencing sales of that product in France, the United Kingdom, Italy, Spain, Germany and the U.S., and subsequently in other geographic markets in Europe and North America.

     For a variety of reasons as discussed in this Prospectus, we believe that an opportunity exists in France for: the introduction of a new luxury brand of sparkling natural mineral water targeted at the most famous cafes, hotels, and restaurants ("CHR's"); utilizing a broad marketing strategy that will include distinctive and artistic bottling and endorsements by the leading chefs in France; and incorporating the traditional elements of high quality, flavor, carbonation, and mineral content. In addition, we believe that once our initial mineral water is launched in France a significant demand for this product and related products can be developed elsewhere in Europe and in North America leveraging similar business development and marketing strategies.

     Our management team is experienced in the beverage and consumer products industries and in the development and launch of new products. The team is led by our Chairman, Chief Executive Officer, and President, Louis Pardo. Among other business ventures, Mr. Pardo was employed at Symbolic Corp. of France from 1993 until 1996. At Symbolic Corp., Mr. Pardo launched the #1 energy soft drink in
France: "x-energy drink".

     Our operations since inception in 1998 have not generated a profit. We generated a net loss of ($793,520) during the year ended February 28, 2004, a net loss of ($3,294,210) during the year ended February 28, 2005, and a net loss of ($869,134) during the nine months ended November 30, 2005. As of April 12, 2006, our available cash position is approximately $35,000 and we are planning to commence two private offerings in France pursuant to Regulation S under the Securities Act of 1933, as amended, in which we will be seeking aggregate gross proceeds of $2,400,000 (the "April 2006 Offerings"). If we are unsuccessful in the April 2006 Offerings or in accessing the funds available pursuant to the S.E.D.A. or in obtaining necessary capital from other sources, we will run out of cash and have to substantially reduce or curtail the development of our project.

     The securities offered hereby involve a high degree of risk. Please see "Risk Factors" beginning on page 13 for further information.

                                    ABOUT US

     Poseidis' executive office is located a 222 Lake View Ave., Suite 160, West Palm Beach, Florida 33401. Poseidis' telephone number is: (305) 428-3757.

                                  The Offering

     This offering relates to the sale of common stock by certain persons who are stockholders of Poseidis. The selling stockholders consist of:

          o Cornell Capital Partners, L.P. ("Cornell Capital"), which intends to sell up to 17,673,501 shares of common stock to be issued upon conversion of three secured debentures (the "Convertible Debentures"), 3,000,000 shares issued as a commitment fee pursuant to a Standby Equity Distribution Agreement ("SEDA"), 195,121,952 shares issuable pursuant to the SEDA (based on certain assumptions as set forth in this Prospectus-See "Selling Stockholders"), and 16,950,000 shares issuable pursuant to warrants (the "Cornell Warrants") that have been issued to Cornell.

          o Certain designees of North Coast Securities Corporation ("North Coast"), which intend to sell up to 3,549,444 shares of common stock issuable upon exercise of warrants issued for services performed by North Coast.

          o Certain stockholders, who intend to sell up to 77,251,242 shares of common stock issuable upon conversion of unsecured convertible debentures and upon the exercise of related warrants, sold in a private placement of our units conducted from February 1, 2006 through March 31, 2006 (the "2006 Private Placement").

          o Newbridge Securities Corporation, which intends to sell up to 250,000 shares of common stock received in consideration of its placement agent services.

          o Bridgehead Partners, LLC, which intends to sell up to 1,500,000 shares of common stock issuable upon exercise of warrants issued for services.

     Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock issuable under the Convertible Debentures, the SEDA and the Cornell Warrants.

COMMON STOCK
OFFERED 315,296,139 shares by selling stockholders. This equals 77.85% of our outstanding common stock on the date hereof, assuming conversion of $644,000 of principal amount of the Convertible Debentures, issuance of 195,121,952 shares under the SEDA and issuance of all shares under the Cornell Warrants, the Bridgehead Partners warrants and all shares issuable pursuant to the 2006 Private Placement.

OFFERING PRICE      Market price per share.

COMMON STOCK
OUTSTANDING
BEFORE THE
OFFERING            89,685,800 shares as of April 10, 2006.

USE OF PROCEEDS     We will not receive any proceeds from the sale of the shares offered by the selling stockholders. Any proceeds we have received from the sale of the Convertible Debentures will be used for general working capital purposes. See "Use of Proceeds".

RISK FACTORS        The securities  offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors".

                          SUMMARY FINANCIAL INFORMATION

     We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for the year ended February 28, 2005 and for the nine months ended November 30, 2005. The following financial information should be read in conjunction with the "Management's Discussion and Analysis or Plan of Operation" and the financial statements and related notes appearing elsewhere in this prospectus.

BALANCE SHEETS
                                                            November 30, 2005
                                                                (Unaudited)     February 28, 2005
----------------------------------------------------        ------------------  -----------------
ASSETS
Current Assets                                               $          41,423  $       40,801
         Property and Equipment                                        166,706         208,760
         Other Assets                                                   24,407          35,889
                                                            ------------------  -----------------
         Total Assets                                        $         232,536  $      285,450

LIABILITIES AND STOCKHOLDERS EQUITY (Deficiency)

Current Liabilities
     Accounts payable                                        $         155,137  $      188,667
     Accrued expenses                                                  889,371         864,078
     Accrued salaries                                                   11,536          26,719
     Short-term loan                                                   329,009          29,009
                                                            ------------------  -----------------
     Total Liabilities                                               1,385,053       1,108,473

     STOCKHOLDERS' EQUITY (Deficiency)
    Preferred stock  $0.0001 par value, authorized
     10,000,000 shares; none issued                                                          0
    Common stock, $0.0001 par value, authorized
    50,000,000 shares; 50,120,215 issued and outstanding                 6,600           5,012
    Additional paid-in capital                                       6,804,590       5,971,289
    Accumulated comprehensive income (loss)                             12,402         (16,770)
    Accumulated deficit                                             (7,976,109)     (6,782,554)
                                                            ------------------  -----------------
    Total Stockholders' Equity (Deficiency)                         (1,152,517)       (823,023)
                                                            ------------------  -----------------
    Total Liabilities and Stockholders' Equity (Deficiency)  $         232,536  $      285,450

STATEMENTS OF OPERATION
-------------------------------------------  ----------------------------- --------------- ----------------
                                                    Nine Months Ended
                                                      November 30,           Year ended      Year ended
                                             -------------- --------------  February 28,    February 29,
                                                 2005             2004          2005            2004
                                              (Unaudited)     (Unaudited)
-------------------------------------------  -------------- -------------- ---------------  ----------------
REVENUES                                     $           0  $            0 $             0  $              0

TOTAL EXPENSES
Total operating expenses                     $     869,036  $      247,871       3,201,744           793,381

Total other income (expense)                           (98)              0         (92,466)             (139)

Net Loss                                          (869,134)       (247,871)     (3,294,210)         (793,520)

     Foreign currency translation gain              51,449           1,757                             6,034
     (loss)                                                                           (869)

Comprehensive loss                                (817,685)       (246,114) $   (3,295,079)         (787,486)

Net loss per weighted average share, basic   $       (0.01)  $       (0.01) $        (0.07) $          (0.15)

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR SECURITIES.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We Have No Revenue from Operations and Must Raise Additional Capital to Finance Operations. Our Operations since Inception have not Generated a Profit.

     We have no revenue from operations as of the date of this Prospectus and we have relied on and will continue to reply on significant external financing to fund our operations. During the fiscal year ended February 28, 2006, our financing came from the sale of $644,000 of convertible debentures and approximately $86,000 in private placement proceeds. In addition, we have recently closed on $917,800 in gross proceeds from the private sale of our securities. We have a commitment for $8.0 million that is available to us under a standby equity distribution agreement (the "S.E.DA. funds") upon the satisfaction of certain conditions including the effectiveness of an SEC registration statement covering, among other securities, the common stock issuable in exchange for the S.E.D.A. funds. If we determine not to utilize any of the $8.0 million S.E.D.A. funds, we will need to raise at least approximately $8.5 million in additional capital to finance operations through year-end 2006. To the extent we do draw on the S.E.D.A. funds to finance operations as described above, the aforesaid $8.5 million figure will decrease by the amount of such draws.

     Our operations since inception in 1998 have not generated a profit. We generated a net loss of ($793,520) during the year ended February 28, 2004, a net loss of ($3,294,210) during the year ended February 28, 2005, and a net loss of ($869,134) during the nine months ended November 30, 2005.

     We cannot assure you that financing, whether from external sources or related parties, will be available on favorable terms. Our inability to obtain adequate financing will result in the need to reduce or curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated future development. No financing commitments for future capital needs have been obtained as of the date of this Memorandum other than the $8.0 million S.E.D.A. funds. As of the date of this Prospectus, we are planning to commence two private placements overseas (as described in this Prospectus): (i) the April 2006 Units Offering seeking up to $1,200,000 gross proceeds and (ii) the April 2006 Common Stock Offering seeking up to $1,200,000 gross proceeds.

There is no assurance that we will be able to complete the April 2006 Units Offering for the entire $1,200,000 or the April 2006 Common Stock Offering for the entire $1,200,000.

We Need to Construct a Small-Scale Production Plant, a Full-Scale Production Plant, and Infrastructure Improvements; Obtain and Install Equipment; and Obtain Financing for These Purposes, and For Working Capital in a Compressed Timeframe with Limited Manpower and Limited Resources. We Could Fail.

     We plan to install pumping equipment at the Source and to construct, first, a small-scale production facility capable of manufacturing limited quantities of samples of our envisioned final product (the carbonation in these samples will vary slightly compared to the carbonation in the final commercial product) and, second, a full-scale commercial production plant plus related infrastructure improvements at and around the Source. To accomplish this we will need to raise approximately $8.5 million in financing in 2006 (excluding the $8.0 million in S.E.D.A. funds available to us). To the extent we utilize the S.E.D.A. funds, such $8.5 million figure that we will need to raise will be reduced on a dollar-for-dollar basis. However, there can be no assurance that one or more financing transactions will be completed at all, or on terms favorable to us.

We Need to Obtain Numerous Regulatory Permits, Certificates, Licenses, etc. from Governmental Authorities Which We Could Fail to Obtain or Which Could Take Longer or be More Costly To Obtain Than We Have Planned.

     We are subject to a wide range of governmental regulation by French national, regional and local governmental agencies and by governmental agencies in the other jurisdictions in which our products will be marketed. We are also regulated in the U.S. by federal and state securities regulators and other governmental agencies. Our business will require permits, licenses, approvals, certifications, and various other authorizations including the following:

          o    Building permit.
          o Water transportation permit (pipeline from the Source to the plant).
          o    Tag approval (health-related claims on our bottle labeling).
          o    Gas pressure treatment approval.
          o Food and health permits from the applicable French and other governmental regulatory authorities.

We do not have all the final permits, licenses, approvals, certifications, and other authorizations in place that we need to commence the operation of our business. There can be no assurance we will be able to obtain, or renew or extend as applicable, these items on a timely basis or at all. There can also be no guarantee we will be able to obtain these items at the cost we anticipate.

We Need to Obtain Contracts for Operating and Production Facilities and for Other Key Components of Our Business.

     In order to conduct our business, we must enter into several agreements including without limitation agreements with one or more distributors, general contractors, computer hardware and software providers, quality control specialists, flavors and fragrances suppliers, and other vendors. There can be no assurance that we will be able to obtain such agreements. If we are unsuccessful in obtaining such agreements, we may not be able to implement our business plan and, consequently, our ability to generate revenue and our business in general will be adversely affected.

Our Business is Dependent on the Availability of the Natural Mineral Water Drawn from the Source. Significant Disruptions in the Supply of Water from the Source Could Materially Adversely Affect our Operating Results.

     Our operating results will be significantly impacted by any negative changes in the availability of the natural mineral spring water from the Source. Changes in government policy concerning the Source or the bottled water industry in general, environmental concerns, political or civil unrest, and other unpredictable events could adversely affect our business in the future.

Our  Failure  to  Successfully  Implement  our  Growth  Strategy  Could Harm our
Business.

     Our growth strategy involves launch of our primary product in France, a phase-in of our primary product in other geographic markets, and then expanding our product lines and the number of markets served. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to achieve profitability. Increasing the number of products we offer and the number of markets we serve depends on a number of factors including market acceptance of our products, our ability to raise necessary capital, hiring necessary management and operations personnel, successful construction of our small-scale production plant and full-scale production plant, our obtaining of distribution agreements in our desired markets on terms favorable to us, and other ramp-up milestones. Any condition that would deny, limit or delay our ability to achieve these and other milestones in the future will constrain our ability to grow. There can be no assurance that we will be able to successfully implement our growth strategy.

     An inability to obtain financing, hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate our facilities, or obtain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully establish new markets and our failure to do so could harm our business.

     Expansion of our product lines and markets may also strain our existing management resources and operational, financial and management information systems to the point that they may be inadequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management controls, reporting systems and procedures to accommodate future growth. We cannot assure you that we will be able to develop these controls, systems or procedures on a timely basis, and the failure to do so could harm our business.

We Have an Absence of Operating History.

     Poseidis and Montespan do not have an operating history. Our business plan is focused on entry into the sparkling natural mineral water industry. This industry is highly competitive. Our efforts in this regard are recent and in varying stages of development. There can be no assurance that successful entry into this industry will occur or that we will be able to develop our business plan as a new line of business. Moreover, our lack of an operating history in our industry makes it impossible to predict whether or not we will operate profitably if we are able to enter such industry. While our management collectively possesses substantial experience in our industry, and certain experience in taking start-up companies from early stage to an operational stage as described in the "Management" section of this Prospectus, there can be no assurances that we will be able to locate, hire and retain the necessary personnel to initiate, manage and operate the business, develop and implement necessary systems, obtain contracts and obtain financing, and achieve the other key components as contemplated in our business plan.

Foreign Currency Risks.

     Poseidis will have operations throughout the world including production facilities in France and offices in France and the U.S. We will export products to various countries. Poseidis purchases services and materials and will sell its products in foreign currencies, therefore currency fluctuations may have an effect on Poseidis' results of operations, balance sheet and cash flow, which could over time impact its results. Since Poseidis will export many products from France and may generate a substantial portion of its revenues in currencies other than euros, Poseidis' results of operations would be adversely affected by an appreciation of the euros against other currencies, in particular the U.S. dollar.

Changes in our Governmental Authorizations, Permits or Certificates Could Adversely Impact our Business.

     A modification, suspension, non-renewal, or revocation of any of our authorizations, permits or certificates to be issued by the regulatory authorities having jurisdiction over us or institution of proceedings for non-compliance with the regulations of such authorities could adversely impact our business, once we have obtained the necessary approvals for our operations. Several aspects of our operations are subject to regulation by authorities that may require changes to operating procedures that could impact our future ongoing economic performance or operating performance.

The Bottled Water Industry is Subject to Extensive Government Regulation, and Changes in Existing Regulations and/or New Regulations may Increase our Operating Costs.

     Bottled water producers are subject to extensive regulatory and legal compliance requirements that result in significant costs. The maintenance and operation of our water purification system and bottling plant will necessitate significant expenditures. We expect to continue incurring expenses to comply with all applicable regulations. In addition, in the geographical markets and jurisdictions that we intend to enter after introduction of our products in France, we will also need to comply with the applicable laws and regulations of the governmental agencies in those markets and jurisdictions which could require significant expenditures. We have not yet received approvals from these governmental agencies; however, we will be obligated to comply with the regulations established by these agencies if and when we do receive such authorizations.

     New or additional laws, regulations, taxes and the like could significantly increase the cost of, or reduce the demand for, our products. If adopted these measures could have the effect of raising prices charged to our customers, reducing revenue and increasing costs. We may not be able to increase our prices to pass these costs on to our customers. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

Risk of Competition Could Impact our Growth Potential Within a Market or In Expansion Markets.

     If our products are successful in our initial market, our success may prompt others to imitate our products and compete in our markets or in other markets. Such a development could impact our operations or expansion timetable.

The Market we Anticipate for our Sparkling Natural Mineral Water and Other Products Might Not Develop or Take Longer to Develop or be More Costly to Develop than we Anticipate or the Market May be Unreceptive to our Products.

     The French market that we have targeted for the initial launch of our products is very competitive with a very large number of sparkling natural mineral water products. The success of our new products in this market cannot be guaranteed or accurately predicted. The number of potential customers cannot be predicted with any degree of certainty and there can be no assurance that we will operate in a profitable manner.

Interruptions or Disruptions in our Ability to Produce and Deliver our Products Could Have a Material Adverse Impact on our Operations.

     Our business will be dependent on our operations at our production facility in Theneuille, France. This facility at the Source will produce, bottle, and distribute 100% of our natural mineral water product. A significant interruption or disruption at this facility could have a serious impact on our business, financial condition and operating results.

We are at Risk of Losses and Adverse Publicity Stemming from Any Product Liability Claims Involving our Products.

     If our products were to cause health-related claims among our customers, we could be exposed to significant tort liability. The insurance we plan to carry to cover damages arising from any products liability claims may be inadequate.
In the event that our insurance is not adequate, we may be forced to bear substantial losses from a claim or claims. In addition, any product liability claims involving our products or involving our industry in general could create a public perception that our products are not safe or reliable, which could harm our reputation, result in customers being reluctant to purchase and use our product, and harm our business.

     Customers consider safety and reliability as primary concerns in selecting consumer products and especially beverage and food products. If we fail to maintain a record of safety and reliability that is satisfactory to our customers, our ability to retain customers and attract new customers may be adversely affected.

Seasonality and other Factors Impact Demand for Our Products.

     Demand for bottled water is affected by factors such as seasonality, economic conditions, pricing levels and other factors. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year.

We will have a Significant Amount of Debt and Fixed Obligations which Could Harm Our Ability to Meet our Growth Strategy and Impair our Ability to Service our Fixed Obligations.

     We will have a significant amount of fixed obligations under our financing arrangements. Our debt and fixed obligations could:

     o impact our ability to obtain additional financing to support expansion plans and for working capital and other purposes on acceptable terms or at all;
     o divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;
     o require us to incur significantly more interest expense than we currently do; and
     o place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

     Our ability to make scheduled payments on our debt and fixed obligations will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and fixed obligations as they become due, and our failure to do so could harm our business. If we are unable to make payments on our debt and fixed obligations, we could be forced to seek to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

Our Maintenance Costs will Increase at our Production Facility.

     While our small-scale production plant and full-scale production plant are scheduled for construction in 2006 and 2007, history has shown that maintenance costs will increase over time. We will incur lower maintenance expenses during the first few years of operations. As equipment ages, the cost to maintain it naturally increases. In addition, the costs of maintenance increase each year due to increases in parts prices from manufacturers and increases in labor rates. Ongoing manufacturer and regulatory directives also increase maintenance costs. Our maintenance costs will increase both on an absolute basis and as a percentage of our operating expenses, as our production facility ages.

If We are Unable to Attract and Retain Qualified Personnel at Reasonable Costs or Fail to Maintain our Company Culture, our Business Could be Harmed.

     Our business plan requires specialized expertise in several fields and is labor intensive, with personnel costs representing a significant percentage of our anticipated operating expenses. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs. Since we will compete against the major bottled water suppliers for management-level personnel and others and many of our competitors offer wage and benefit packages that will exceed ours, we may be required to increase wages and/or benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, our business could be harmed and we may be unable to complete our expansion plans.

Our  Failure  to  Successfully  Construct,   and  Commence  Operations  at,  our
Full-Scale Production Facility Could Harm our Business.

     We intend to construct a full-scale commercial production facility of approximately 17,000 square feet for the sourcing, processing, bottling, and shipping of our products. This facility is currently scheduled for completion in March, 2008. This date represents the anticipated completion date. This construction will require financing in the amount of approximately $6.5 million (excluding the other development costs discussed in this Prospectus). Construction of this type of facility involves a variety of risks relating to its ability to be successfully placed into service, including:

     o difficulties or delays in obtaining the necessary approvals from regulatory authorities;
     o    delays in meeting equipment delivery schedules;
     o    difficulties in obtaining financing on acceptable terms; and
     o inability of the equipment and all of its components to comply with agreed upon specifications and performance standards.

     In addition, we also face risks in integrating this facility into our infrastructure and operations, including among other things, the costs, resources and time needed to hire and train management, production staff, technicians and other personnel. Our failure to successfully construct and place into service and integrate into our operations our new facility could harm our business.

Our Business is Highly Dependent on the French Market and Increases in Competition or a Reduction in Demand for our Product in this Market would Harm our Business.

     Our plan for market entry contemplates phased-in growth focused on France followed by expansion of our territories and expansion of our product lines. Our business would be harmed by any circumstances causing a reduction in demand for our products in the French market such as adverse changes in local economic conditions, negative public perception of our product or our industry, and the like.

We May be Subject to Unionization, Work Stoppages, Slowdowns or Increased Labor Costs.

     We have a non-union workforce. If our employees unionize, it could result in demands that may increase our operating expenses and adversely affect our profitability. Each of our different employee groups could unionize at any time and require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to reach agreement on the terms of their collective bargaining agreement or we were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operations and could harm our business.

Our Results of Operations will Fluctuate.

     We expect our quarterly operating results to fluctuate due to additional costs associated with new market entries and new product development and introductions. As we enter new markets, we could also be subject to additional seasonal variations along with any potential competitive responses to our entry. As a result of these factors, quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors and any published reports or analyses regarding us. In that event, the price of our common stock could decline, perhaps substantially.

Our Business Could be Harmed if we Lose the Service of our Key Personnel; We do not Have Employment Agreements With Certain Senior Executives; We Have Not Hired Employees for Certain Key Positions.

     Our business will depend upon the efforts of Louis Pardo (President and CEO of Poseidis), Bernard Bouverot (Chief Operating Officer of Montespan), John McGovern (Executive Vice President and Chief Financial Officer of Poseidis), and a number of management and operating personnel. The Company has not entered into employment agreements with its executive officers and key personnel except for a consulting agreement between the Company and Bridgehead Partners, LLC (John J. McGovern, the Company's Chief Financial Officer, is the Chairman and Managing Director of Bridgehead Partners, LLC). We do not maintain key-man life insurance on Messrs. Pardo, Bouverot, and McGovern. The loss of the services of any of these executives could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We may have difficulty replacing management or other key personnel who are lost or who leave and, therefore, the loss of the services of any of these individuals could materially harm our business.

     In addition, we have not hired a as of the date of this Prospectus personnel who will fill significant operations positions such as production facility manager and sales managers. We may have to pay a higher salary than we anticipate to retain the services of qualified individuals for these positions. There can be no assurances that we will be able to hire such persons on terms acceptable to us. In addition, the failure to fill such positions may affect our ability to implement our business plan.

Other Companies may have Difficulty Acquiring Us, Even if Doing So would Benefit our Stockholders, due to Provisions under our Corporate Charter and Bylaws, as well as Florida Law.

     Provisions in our amended certificate of incorporation, our bylaws, and under Florida law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

     o advance notification procedures for matters to be brought before stockholder meetings;
     o    a limitation on who may call stockholder meetings; and
     o the ability of our board of directors to issue up to 10,000,000 shares of preferred stock without a stockholder vote.

     We are also subject to provisions of Florida law that prohibit us from engaging in any business combination with any "interested shareholder", meaning generally that a shareholder who beneficially owns more than 10% of our stock cannot acquire us unless various conditions are met, such as approval of the transaction by two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. Any of these restrictions could have the effect of delaying or preventing a change in control.

We may be Unable to Protect our Intellectual Property.

     Our success and ability to compete depends in part upon our proprietary rights and intellectual property. We have no registered trademarks in the United States, but have two registered trademarks in France. They are St. Trolier (stylized letters) and Montespan (stylized letters and fleur de lis design). Both are registered in appropriate International Classes consistent with our business development strategies. We do have the opportunity to seek registration of these marks and others in the United States and in other jurisdictions, but can give no assurance whether registration will be granted. In the meantime, existing laws afford only limited protection for intellectual property based upon use of the trademarks without registration. If we are unable to adequately protect our intellectual property or become subject to intellectual property infringement claims, we could incur costly and time-consuming litigation.

If We were to Determine that our Equipment, Parts or Inventory were Impaired, it would have a Significant Adverse Effect on our Operating Results.

     In accordance with GAAP, we plan to periodically perform impairment reviews in order to determine whether we need to reduce the carrying value of our equipment and related assets with a related charge to earnings. In addition to the fact that the value of our equipment will decline as it ages, other factors beyond our control may further contribute to the decline of the fair market value of our equipment and related assets and inventory. If such an impairment does occur, Statement of Financial Accounting Standards No. 121 ("FAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, and Statement of Financial Accounting Standards No. 144 ("FAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, would require us to write down these assets to their estimated fair market value through a charge to earnings. A significant charge to earnings would adversely affect our financial condition and operating results.

We will be Dependent on Third Party Suppliers for Parts and Components.

     Frequent maintenance will be required for our plant, and maintenance costs will likely comprise a significant portion of our operating costs. Failure or significant delay by potential vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on our operations. If we are dependent on a small number of suppliers for parts, we may also be subject to adverse impacts from unusually high price increases which are greater than overall inflationary trends.

     Our Financial Statements for the Year Ended February 28, 2005 Were Subject to a Going Concern Opinion from our Independent Auditors. We May be the Subject of a Going Concern Opinion from our Independent Auditors With Respect to the Fiscal Year Ending February 28, 2006, which Means that We May Not be Able to Continue Operations Unless We Obtain Additional Funding.

     Our independent auditors may have to add an explanatory paragraph to their February 28, 2006 audit opinion to be issued in connection with the year ending February 28, 2006 financial statements, which would state that Poseidis' ability to continue as a going concern depends upon its ability to secure financing and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Additionally, our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

There may be No Remaining Proceeds for Stockholders in the Event of Our Dissolution.

     In the event of our dissolution, the proceeds from the liquidation of our assets, if any, will be first used to satisfy the claims of creditors. Only after all outstanding debts are satisfied will the remaining proceeds, if any, be distributed to our stockholders. Accordingly, the ability of any investor to recover all or any portion of an investment in our securities under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our Common Stock May be Affected by Limited Trading Volume and May Fluctuate Significantly.

     Our common stock may experience in the future significant price and volume fluctuations that could adversely affect the market price of our common stock and/or our stockholders' ability to sell our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Our Common Stock May be Deemed to be "Penny Stock," which May Make it More Difficult for Investors to Sell their Shares due to Suitability Requirements.

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o    With a price of less than $5.00 per share;
     o    That are not traded on a "recognized" national exchange;
     o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.


                   RISKS RELATED TO CORNELL CAPITAL FINANCING

The SEDA and Convertible Debentures Contain Certain Covenants Prohibiting Us, Among Other Things, from Raising Capital at Less than the Market Price or Less than Cornell Capital's Purchase Price or Pledging Assets to Other Lenders.

     The SEDA and Convertible Debentures contain covenants that restrict the following activities:

     o Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of Poseidis' common stock on the date of issuance or less than Cornell Capital's purchase price; or
     o Granting a security interest in Poseidis' assets, which security interest may be needed in order to obtain borrowings or capital from a lender, except that the secured party is obligated to subordinate the priority of its security interest under certain circumstances.
     o Other matters as stated in our agreements with Cornell as filed with our SEC reports which are available at the SEC website.

     The existence of these covenants may severely limit Poseidis' ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will likely require collateral in the form of a security interest on Poseidis' assets to secure a loan and purchasers of our stock or convertible securities may want to pay a discount to the market price of our stock.

Cornell Capital Could Acquire a Significant Amount of Our Common Stock and, if it Does So, Could Exercise Significant Influence Over Us.

     Cornell Capital currently owns 3,000,000 shares of common stock and, based upon the conversion rights under the Convertible Debentures as described in this Registration Statement, could acquire up to 19.26% of our common stock, subject to the terms and conditions of the applicable agreements. If Cornell Capital acquired such 19.26% of our common stock, it could exercise significant influence over the election of directors, determination of policies, appointing the persons constituting management, and determining the outcome of corporate actions requiring stockholder approval, including mergers, consolidations, and the sale of all or substantially all or our assets. The interests of Cornell Capital may differ from the interest of other stockholders.

Our Ability to Implement Our Business Plan is Dependent Upon Cornell Capital.

     Cornell Capital has provided $644,000 in funding pursuant to the Convertible Debentures. However, in the future, we will be reliant upon the ability of Cornell Capital to provide a significant amount of funding pursuant to the SEDA, which it has agreed to do in accordance with the terms of the SEDA. In the event that Cornell Capital is unable to fulfill its commitment under the SEDA for whatever reason, our ability to implement our business plan will suffer.

Our Ability to Generate the Cash Needed to Make Payment on the Convertible Debentures and Our other Obligations and to Operate Our Business Depends on Many Factors Beyond Our Control.

     Our ability to make payments on the Convertible Debentures and our other obligations and to fund working capital needs will depend on our ability to generate cash and secure financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future funds are not available to us from other sources of financing, we may not be able to repay the Convertible Debentures, operate our business or fund our other liquidity needs. We cannot assure you that we will be able to obtain additional financing. If we cannot meet or finance our obligations when they are due, we may have to sell assets, reduce capital expenditures or take other actions which could have a material adverse effect on us.

Our Indebtedness Could Have a Material Adverse Effect on our Financial Health, Our Ability to Obtain Financing in the Future and to React to Changes in Our Business.

     We have a significant amount of debt. Our significant amount of debt could have important consequences to stockholders. For example, it could:

     o    Make it more difficult for us to satisfy our creditors;
     o Increase our vulnerability to adverse economic and general industry conditions;

     o Require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;
     o Limit our flexibility in planning for, or reacting to, changes in our business and industry; and
     o    Limit our ability to borrow additional funds in the future.

If We Default Under the Convertible Debentures, All of Our Assets are at Risk, and We may be Forced to Curtail or Cease Our Operations. We Have Pledged Shares of our Common Stock Which May be Sold if We Default Under the Convertible Debentures.

     We have pledged all of our assets as a security interest to Cornell Capital in connection with the Convertible Debentures. In the event of a default to Cornell Capital, we could lose some or all of our assets which would force us to curtail or cease operations. If we default on any of these agreements, Cornell Capital would be entitled to, among other things, accelerate our obligations to repay outstanding amounts under the Convertible Debenture, or to seize control of our assets and sell them to third parties or to sell shares of our common stock that we have pledged to Cornell Capital.

Restrictions Under the Convertible Debentures and the SEDA Could Significantly Limit Our Ability to Access Funds Under the SEDA.

     We are prohibited from issuing shares to Cornell Capital upon conversion of the Convertible Debentures or pursuant to the SEDA which would result in Cornell Capital holding in excess of 4.9% and 9.9%, respectively, of our issued and outstanding common stock. Pursuant to the terms of the Convertible Debentures, this restriction may only be waived by Cornell Capital either in its sole discretion with 65 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA and, accordingly, may affect our ability to implement our business plan.

Conversion of the Convertible Debentures by Cornell Capital Will Have a Dilutive Effect on our Shareholders.

     We have sold $644,000 of our secured convertible debentures to Cornell Capital. In the event Cornell Capital elects to convert the Convertible Debentures, the resulting share issuance to Cornell Capital will have a dilutive effect upon our shareholders. The Company's financing agreements with Cornell include anti-dilution provisions which, if activated, could result in the issuance of a substantial number of shares to Cornell and dilute the percentage ownership of the investors who acquire shares of our common stock. These anti-dilution provisions are contained in the documents that we have filed with our periodic SEC reports and are available at the SEC's website to which prospective investors are referred.

Existing Shareholders will Experience Significant Dilution from our Sale of Shares under the SEDA.

     The sale of shares pursuant to the SEDA will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the SEDA to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Cornell Capital Will Pay Less than the Then-Prevailing Market Price of our Common Stock for Shares Purchased Under the SEDA.

     The common stock to be issued under the SEDA will be issued at 96% of the lowest volume weighted average price of our common stock as quoted on the OTC-BB or other principal market on which our common stock is traded for the five days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

The Sale of our Stock under our SEDA could Encourage Short Sales by Third Parties, which could Contribute to the Future Decline of our Stock Price.

     The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the SEDA could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

We may not be Able to Access Sufficient Funds under the SEDA When Needed.

     We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the SEDA, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the SEDA will decline.

     There are additional restrictions on our ability to request advances under the SEDA. For example, our ability to request an advance is conditioned upon us registering the shares of common stock with the SEC. Further, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. Even if we request advances the amount of each advance is limited to a maximum draw down of $300,000 every five (5) trading days.


















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                                       29

                           RISKS RELATED TO THIS OFFERING

Future Sales by our Stockholders may Adversely Affect our Stock Price and our Ability to Raise Funds in New Stock Offerings.

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

The Selling Stockholders Intend to Sell their Shares of Common Stock in the Market, which Sales may Cause our Stock Price to Decline.

     The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 315,296,139 shares of common stock, the number of shares being registered in this offering, may be sold.

Existing Shareholders will Experience Significant Dilution from our Sale of Units in the April 2006 Units Offering, and our Sales of Shares in the April 2006 Common Stock Offering and our Sales of Shares Upon the Exercise or Conversion of Other Overlying Securities.

     The sale of shares pursuant to the April 2006 Units Offering, the April 2006 Common Stock Offering and the exercise or conversion of other warrants or convertible debt as described in this Prospectus will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.










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                                       30

                              SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to us and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

                                  Percentage                   Percentage
                                      of                           of                      Percentage
                                 Outstanding                   Outstanding                     of
                                    Shares     Shares to be   Shares to be    Shares to    Outstanding                 Percentage
                     Shares      Beneficially    Acquired       Acquired         be       Shares to be    Shares to    of Shares
                  Beneficially      Owned        Under the      Under the     Acquired      Acquired     be Sold In   Beneficially
    Selling       Owned Before      Before      Convertible    Convertible    Under the     Under the        the      Owned After
  Stockholder       Offering     Offering (1)  Debentures(2)  Debentures(2)     SEDA          SEDA        Offering    the Offering
---------------- --------------- ------------- -------------- -------------- ------------ -------------- ------------ -------------
Cornell
Capital
Partners, L.P.
(3)                3,000,000        3.35%       17,673,501       16.46%      195,121,952(4)  68.51%      215,795,453        0%

BSSC c/f
Melanie Sadka
IRA               2,094,444(5)      2.28%              -0-          -0-              -0-       -0-         2,094,444        0%

Rex Barnes          837,778(6)         *               -0-          -0-              -0-       -0-           837,778        0%

Thomas Barr       3,351,112(7)      3.60%              -0-          -0-              -0-       -0-         3,351,112        0%

Richard Diment    2,932,222(8)      3.17%              -0-          -0-              -0-       -0-         2,932,222        0%

Thomas R.         1,675,556(9)      1.83%              -0-          -0-              -0-       -0-         1,675,556        0%
Forrest

Walter Hoch       1,675,556(9)      1.83%              -0-          -0-              -0-       -0-         1,675,556        0%

Jacson Long       1,675,556(9)      1.83%              -0-          -0-              -0-       -0-         1,675,556        0%

Leonard Vonhof    9,215,556(10)     9.32%              -0-          -0-              -0-       -0-         9,215,556        0%

Paul Cartmell    12,926,666(11)    12.60%              -0-          -0-              -0-       -0-        12,926,666        0%

Ernest C.
Winner Rev.
Trust DTD           837,778(6)         *               -0-          -0-              -0-       -0-           837,778        0%
3/5/93

BSSC c/f
Barbara M.          837,778(6)         *               -0-          -0-              -0-       -0-           837,778        0%
Holder IRA

BSSC c/f Gary
Gresham Jr.         418,888(12)        *               -0-          -0-              -0-       -0-           418,888        0%
Roth IRA

Rita K. Kolassa   1,675,556(9)      1.83%              -0-          -0-              -0-       -0-         1,675,556        0%

Jennifer Sasaki   2,094,444(5)      2.28%              -0-          -0-              -0-       -0-         2,094,444        0%

Neil & Joan
Steigerwalt         485,912(13)        *               -0-          -0-              -0-       -0-           485,912        0%
JTWROS

Woody's Tomato
Corp. 401(k)
DTD 8/1/01
Thomas R.         2,094,444(5)      2.28%              -0-          -0-              -0-       -0-         2,094,444        0%
Forrest & Lynn
F. Teachey
TTEES

Ferondo Moore       418,888(12)        *               -0-          -0-              -0-       -0-           418,888        0%
BSSC c/f

Darryl A.
Chapman, Sr.      2,094,444(5)      2.28%              -0-          -0-              -0-       -0-         2,094,444        0%
SEP-IRA

BSSC c/f
Rodger E. Bush      837,778(6)         *               -0-          -0-              -0-       -0-           837,778        0%
IRA

Joe Don Setina    3,351,112(14)     3.60%              -0-          -0-              -0-       -0-         3,351,112        0%

Joy Setina          837,778(6)         *               -0-          -0-              -0-       -0-           837,778        0%

James D.          1,256,666(15)     1.38%              -0-          -0-              -0-       -0-         1,256,666        0%
Plaspohl

Lawrence          8,377,778(16)     8.54%              -0-          -0-              -0-       -0-         8,377,778        0%
Marable

Randall Freeman     837,778(6)         *               -0-          -0-              -0-       -0-           837,778        0%
BSSC c/f Keith

Braswell          1,256,666(15)     1.38%              -0-          -0-              -0-       -0-         1,256,666        0%
SEP-IRA

Michael Angelo    4,188,888(17)     4.46%              -0-          -0-              -0-       -0-         4,188,888        0%

Dr. Subhash
Bose & Dr.
Sarojini Bose     1,256,666(15)     1.38%              -0-          -0-              -0-       -0-         1,256,666        0%
JTWROS

John P. Reeves    4,188,888(17)     4.46%              -0-          -0-              -0-       -0-         4,188,888        0%

Judiuth M.          837,778(6)         *               -0-          -0-              -0-       -0-           837,778        0%
Guthrie

Jacson Long       1,675,556(9)      1.83%              -0-          -0-              -0-       -0-         1,675,556        0%

BSSC c/f
Raymond C.          502,666(18)        *               -0-          -0-              -0-       -0-           502,666        0%
Pettit IRA/BSEP

BSSC c/f Judy
M. Pettit           502,666(18)        *               -0-          -0-              -0-       -0-           502,666        0%
IRA/BSEP

Capital           3,049,444(19)     3.29%              -0-          -0-              -0-       -0-         3,049,444        0%
Investing, LLC
James Fuller        200,000(20)        *               -0-          -0-               -0-      -0-           200,000        0%

Frank               200,000(21)        *               -0-          -0-               -0-      -0-           200,000        0%
Pasterczyk

Kenneth Brown       100,000(22)        *               -0-          -0-               -0-      -0-           100,000        0%

Bridgehead        1,500,000(23)     1.64%              -0-          -0-               -0-      -0-         1,500,000        0%
Partners, LLC

------------------

(1) Applicable percentage of ownership is based on 89,685,800 shares of common stock outstanding as of March 28, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of March 28, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 28, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Cornell Capital holds three secured convertible debentures (the "Convertible Debentures") in the principal amounts of $150,000, $150,000 and $344,000, respectively, which are convertible into shares of common stock at prices of $0.0497, $0.0497 and $0.04, respectively. We are prohibited from issuing shares to Cornell Capital if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 4.9% of all our outstanding shares of common stock, which may only be waived by Cornell Capital either in its sole discretion with 65 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA. The figures in this table assume that such provisions do not apply. If such prohibitions did not apply, Cornell Capital would be entitled to convert the Convertible Debentures along with accrued interest as of March 31, 2006 into a total of 15,177,082 shares. We are registering a total of 17,673,501 shares to cover such conversions.

(3) All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC makes the investment decisions on behalf of Yorkville Advisors, LLC.

(4) Cornell Capital may purchase up to $8.0 million worth of our common stock pursuant to the SEDA at a price equal to 96% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, L.P. for the five consecutive trading days after the notice date. Pursuant to the terms of the SEDA between Cornell Capital and us, Cornell Capital is prohibited from acquiring such number of shares that would result in its holding in excess of 9.9% of our outstanding common stock. The figures in this column assume that this provision does not apply.

(5) Represents 972,222 shares of common stock issued or issuable upon the conversion of a debenture and 1,122,222 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(6) Represents 388,889 shares of common stock issued or issuable upon the conversion of a debenture and 448,889 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(7) Represents 1,555,556 shares of common stock issued or issuable upon the conversion of a debenture and 3,351,112 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(8) Represents 1,361,111 shares of common stock issued or issuable upon the conversion of a debenture and 1,571,111 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(9) Represents 777,778 shares of common stock issued or issuable upon the conversion of a debenture and 897,778 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(10) Represents 4,277,778 shares of common stock issued or issuable upon the conversion of debentures and 4,937,778 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debentures and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(11) Represents 5,833,333 shares of common stock issued or issuable upon the conversion of debentures and 7,093,333 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debentures and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(12) Represents 194,444 shares of common stock issued or issuable upon the conversion of a debenture and 224,444 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(13) Represents 225,556 shares of common stock issued or issuable upon the conversion of a debenture and 260,356 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(14) Represents 1,555,556 shares of common stock issued or issuable upon the conversion of a debenture and 1,795,556 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(15) Represents 583,333 shares of common stock issued or issuable upon the conversion of a debenture and 673,333 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(16) Represents 3,888,889 shares of common stock issued or issuable upon the conversion of a debenture and 4,488,889 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(17) Represents 1,944,444 shares of common stock issued or issuable upon the conversion of a debenture and 2,244,444 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(18) Represents 233,333 shares of common stock issued or issuable upon the conversion of a debenture and 269,333 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from February through March 2006. The conversion price of the debenture and the number of shares issuable pursuant to one warrant is based on an assumed market price of our common stock of $0.0425.

(19) Represents 2,249,444 shares of common stock issuable upon exercise of warrants issued in the name of Capital Investing, LLC as designee of North Coast Securities Corporation ("North Coast") for services as placement agent in the private placement closed from February through March 2006, LLC, and 800,000 shares of common stock issuable upon exercise of warrants issued in the name of Capital Investing, LLC as partial compensation for services rendered by North Coast in accordance with a Financial Advisory and Investment Banking Agreement between the Company and North Coast.

(20) Represents 100,000 shares of common stock issuable upon exercise of warrants issued in the name of James Fuller as designee of North Coast for services as placement agent in the private placement closed from February through March 2006, LLC, and 100,000 shares of common stock issuable upon exercise of warrants issued in the name of James Fuller as partial compensation for services rendered by North Coast in accordance with a Financial Advisory and Investment Banking Agreement between the Company and North Coast.

(21) Represents 100,000 shares of common stock issuable upon exercise of warrants issued in the name of Frank Pasterczyk as designee of North Coast for services as placement agent in the private placement closed from February through March 2006, LLC, and 100,000 shares of common stock issuable upon exercise of warrants issued in the name of Frank Pasterczyk as partial compensation for services rendered by North Coast in accordance with a Financial Advisory and Investment Banking Agreement between the Company and North Coast.

(22) Represents 100,000 shares of common stock issuable upon exercise of warrants issued in the name of Kenneth Brown as designee of North Coast for services as placement agent in the private placement closed from February through March 2006, LLC, and 100,000 shares of common stock issuable upon exercise of warrants issued in the name of Kenneth Brown as partial compensation for services rendered by North Coast in accordance with a Financial Advisory and Investment Banking Agreement between the Company and North Coast.

(23) Represents 1,500,000 shares of common stock issuable upon exercise of warrants issued as partial compensation for services rendered pursuant to an agreement between the Company and Bridgehead Partners, LLC.
-------------
*    Less than 1%.

     The following information contains a description of the selling stockholders' relationships to Poseidis and how the selling shareholder acquired the shares to be sold in this offering. The selling stockholders have not held positions or offices, or had any other material relationships, with Poseidis, except as follows:

    CORNELL CAPITAL PARTNERS, L.P. Cornell Capital is the investor under the SEDA and the holder of the Convertible Debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with Poseidis. The transactions are explained below:

Standby Equity Distribution Agreement

     On August 26, 2005, the Company entered into the SEDA with Cornell Capital, pursuant to which the Company may, at its discretion, periodically sell to Cornell Capital shares of Common Stock for a total purchase price of up to $8,000,000. The Company and Cornell Capital entered into an Amended and Restated Standby Equity Distribution Agreement and related letter agreement as of October 24, 2005 which removed the escrow agent and takes into effect the termination of the Escrow Agreement by and among the Company, Cornell Capital and David
Gonzalez, Esq. In addition, the Company agreed to not redeem or repay convertible debentures issued by Cornell Capital with proceeds from the Amended and Restated Standby Equity Distribution Agreement. On February 1, 2006, the Company and Cornell Capital entered into a Second Amended and Restated Standby Equity Distribution Agreement which amended the payment terms pertaining to the $320,000 commitment fee due Cornell Capital as provided for in the original SEDA. Under these amended terms, on February 1, 2006, the Company issued to

Cornell Capital (i) 3,000,000 shares of common stock, (ii) a warrant to purchase 9,000,000 shares of common stock at an exercise price of $0.04 per share and
(iii) a promissory note in the principal amount of $200,000. (The Second Amended and Restated Standby Equity Distribution Agreement shall be referred to herein as the "SEDA".)

     For each share of Common Stock purchased under the SEDA, Cornell Capital will pay the Company 96% of the lowest volume weighted average price of Common Stock as quoted by on the Over-the-Counter Bulletin Board or other principal market on which Common Stock is traded for the five days immediately following the date the Company delivers a notice requiring Cornell Capital to purchase shares under the SEDA.

     Cornell Capital's obligation to purchase shares of Common Stock under the SEDA is subject to certain conditions, including the Company obtaining an effective Registration Statement for shares of Common Stock sold under the SEDA and is limited to $300,000 per weekly advance. In addition, on each date that the Company requests an advance pursuant to the SEDA, the Company is required to pay to Cornell Capital a fee totaling 5% of each advance request which is payable directly from the gross proceeds. If such payment is not made by the Company on the date that such advance is made, the payment may be deducted from the amount of the advance requested by the Company with no reduction in the amount of shares to be delivered to Cornell Capital in connection therewith.

     Assuming for illustration purposes an issuance price of $0.041 per share for $8,000,000 of Common Stock, the Company would issue 195,121,952 shares of Common Stock to Cornell Capital under the SEDA.

Convertible Debentures

     On August 26, 2005,  the Company  also  entered  into the first  Securities
Purchase Agreement ("SPA") with Cornell Capital (the "August 2005 SPA"), pursuant to which the Company issued to Cornell Capital $300,000 in principal of 12% convertible debentures (the "August 2005 Debentures"). On February 1, 2006, the Company entered into a second SPA with Cornell Capital (the "February 2006 SPA"), pursuant to which the Company issued to Cornell Capital $344,000 in principal of 12% convertible debentures (the "February 2006 Debentures"). The August 2005 Debentures and the February 2006 Debentures are convertible into shares of Common Stock at a conversion price of $0.0497 per share and $0.04, respectively, which may be adjusted under certain circumstances. Interest on the 12% debentures is payable in cash but may be payable in shares of Common Stock at the option of the holder under certain conditions. All Convertible Debentures issued to Cornell Capital have a September 1, 2007 maturity date and accrue interest at 12% per year.

     Beginning September 1, 2006, we are required to make monthly payments until all amounts under the Convertible Debentures are repaid. The principal amount of each monthly payment is determined by dividing the outstanding principal amount of the Debentures as of the date the monthly payment is due by the number of monthly payments remaining until the maturity date of the Convertible Debentures.

     The Convertible Debentures are secured by security agreements covering substantially all of our business assets dated August 26, 2005 (as to the August 2005 Debentures) and February 1, 2006 (as to the February 2006 Debentures), respectively. Principal plus accrued interest may be converted at Cornell Capital's option, into shares of our common stock at a price per share of $0.0497 (as to the August 2005 Debentures) and $0.04 (as to the February 2006 Debentures). If the holder elects to convert, we may redeem the portion of the debenture that was subject to the conversion notice by paying 120% of the amount being redeemed. We are restricted from issuing such number of shares upon conversion of the Convertible Debentures if such conversion would result in Cornell Capital owning in excess of 4.9% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA.

     We are required to register all shares issuable pursuant to the Convertible Debentures pursuant to the terms of an Amended and Restated Investor Registration Rights Agreement between Cornell Capital and us. In addition, while the Convertible Debentures are outstanding and unconverted, we are restricted, without prior consent of Cornell Capital, from issuing or selling any of our common or preferred stock or other security for less than fair market value, or from granting any security interest other than for equipment, or from filing any registration statement on Form S-8 except for securities covered by a bona fide stock incentive plan. We are registering in this offering a total of 17,673,501 shares of common stock underlying the Convertible Debentures.

     NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of 250,000 shares of our common stock in connection with their services. We are registering these shares in this offering.

     DESIGNEES OF NORTH COAST SECURITIES CORPORATION. North Coast Securities Corporation ("North Coast") served as placement agent for us in the our private placement of units (the "2006 Private Placement") conducted from February through March, 2006. As partial consideration for services rendered as placement agent, we paid Capital Investing LLC, Frank Pasterczyk, Kenneth Brown and James

Fuller as designees of North Coast a fee of warrants to purchase up to 2,249,444, 100,000, 100,000 and 100,000 shares, respectively, of our common stock, respectively. In addition, we entered into a Financial Advisory Consulting Agreement with North Coast, pursuant to which we paid a fee of warrants to Capital Investing, LLC, Frank Pasterczyk and James Fuller as its designees to purchase up to 800,000, 100,000 and 100,000 shares of common stock, respectively.

     2006 PRIVATE PLACEMENT INVESTORS. All other selling shareholders included in this registration statement were subscribers in the 2006 Private Placement (the "Private Placement Stockholders"). The Private Placement Stockholders purchased a total of 183,560 of our units (the "Units") at a cost of $5.00 per unit, with each unit consisting of a convertible debenture in the principal amount of $5.00, (a) a warrant to purchase 15 shares of common stock at an exercise price of 125% of the fair market value of our common stock as of the date of the closing, (b) a warrant to purchase 15 shares of common stock at an exercise price of 145% of the fair market value of our common stock as of the date of the closing, and (c) a warrant to purchase one share of our common stock for each share of common stock issuable upon conversion of the debentures purchased by the investor. We are registering 77,251,242 shares of common stock in this offering in connection with the conversion of the securities underlying the Units issued in the 2006 Private Placement.

     JOHN J. McGOVERN. The Company has entered into an engagement agreement with Bridgehead Partners, LLC ("Bridgehead") whereby Mr. McGovern serves as Executive Vice President and Chief Financial Officer of the Company effective as of January 12, 2006. Mr. McGovern is the Chairman and Managing Director of Bridgehead. The engagement agreement with Bridgehead provides, among other things, for a monthly fee of $15,000 per month. In addition, the Company agreed to issue to Bridgehead a warrant for 1,500,000 shares exercisable at $0.0375 per share which vests in 3 tranches: one half on January 12, 2006, one quarter on June 1, 2006, and one quarter on October 31, 2006.


                                 USE OF PROCEEDS

     This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. Any proceeds we receive upon the exercise of warrants and the issuance and sales of shares underlying such warrants will be used for working capital purposes including, but not limited to, payment of debt obligations, continued investment in the development of our project in Theneuille, France increasing our sales and marketing activities, equipment financing, and additional startup costs.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions at prices established on the OTC Bulletin Board. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits the purchaser;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately-negotiated transactions;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    through the writing of options on the shares;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

     INDEMNIFICATION. We have agreed to indemnify Cornell Capital, its officers, directors, partners, attorneys, employees and agents from and against any and all losses, including reasonable attorneys' fees and disbursements, arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by us in the SEDA or the Securities Purchase Agreements, (b) any breach of any covenant, agreement or obligation of us in the SEDA, Securities Purchase Agreements or other document contemplated thereby, (c) claims made against Cornell Capital arising from the SEDA or the Securities Purchase Agreements or other document contemplated thereby, (d) any untrue statement or omission of a material fact in a registration statement or post-effective amendment thereto, any blue sky filing or any final prospectus relating to the shares of common stock being registered pursuant to this registration statement or (e) any violation or alleged violation by us of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or applicable state securities laws relating to the shares being registered pursuant to this registration statement.

     Cornell Capital has agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, relating to (a) any misrepresentation or breach of any representation or warranty made by Cornell Capital in the SEDA, the Securities Purchase Agreements, the Investor Registration Rights Agreements, the Registration Rights Agreement, or any instrument or document contemplated thereby executed by Cornell Capital, (b) any breach of any covenant, agreement or obligation of Cornell Capital contained in the SEDA, the Securities Purchase Agreements, the Investor Registration Rights Agreements, the Registration Rights Agreement, or any instrument or document contemplated thereby executed by Cornell Capital, or
(c) any cause of action, suit or claim brought or made against the Company based on misrepresentations or due to a breach by Cornell Capital and arising out of or resulting from the execution, delivery, performance or enforcement of the SEDA, the Securities Purchase Agreements or any other instrument, document or agreement executed pursuant thereto by us.

     We have also agreed to indemnify purchasers in our private placement offering conducted in February 2006 (the "2006 Private Placement Purchasers") against certain losses, liabilities, claims, damages and expenses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement or prospectus, or in any application or other document executed by the 2006 Private Placement Purchasers or based on written information furnished by us in connection with filings made by us in certain jurisdictions in order to qualify our securities under the securities laws thereof, or the omission of any material facts which would be necessary to make any statements not misleading, or any other violation of applicable laws relating to the preparation, filing or implementation of the registered offering. We have also agreed to indemnify the 2006 Private Placement Purchasers against any loss or liability to the extent of the aggregate amount paid in settlement of any litigation or of any claim based on any untrue statement or omission if such settlement is effected with our written consent.

     In addition, the 2006 Private Placement Purchasers have agreed to indemnify us against the same losses, liabilities, claims, damages and expenses insofar as they are caused by any untrue statement of a material fact or omission of a material fact in any preliminary prospectus, registration statement or prospectus or in any application or other document in reliance upon, and in conformity with, written information furnished in respect of such 2006 Private Placement Purchasers expressly for use in connection with such documents.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Poseidis pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     STATUTORY UNDERWRITER. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the SEDA and the Convertible Debentures. Selling stockholders other than Cornell Capital may be deemed to constitute underwriters as well with respect to the sale of our common stock. For so long as such stockholders are "underwriters," these stockholders may not sell shares by relying on Rule 144. Cornell Capital received a one-time commitment fee of 3,000,000 shares of our common stock in connection with the SEDA. Cornell Capital may also convert all sums due and payable under the Convertible Debentures. However, the Convertible Debentures restrict Cornell Capital from acquiring such number of shares which would result in its holding in excess of 4.9% of our outstanding common stock.

     Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $112,698.93. The offering expenses consist of: a SEC registration fee of $2,698.93, printing expenses of $10,000, accounting fees of $15,000, legal fees of $75,000 and miscellaneous expenses of $10,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

     REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.













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                                       46

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following information should be read in conjunction with the consolidated financial statements of Poseidis and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

     Certain statements contained in this filing, including, without limitation, statements containing the words "believes", anticipates", "expects" and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

     Such factors include, among others, the following: international, national and local general economic and market conditions: demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this and previous filings. Given these uncertainties, readers of this filing and investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Going Concern

     Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses.

     We have financed our operations since inception primarily through equity financings and debt financings. We have recently entered into a standby equity distribution agreement. No assurances can be given that the additional capital necessary to meet our working capital or to sustain or expand our operations will be available in sufficient amounts or at all under the standby equity distribution agreement or otherwise. Continuing our operations in 2006 is dependent upon obtaining such further financing.

     Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty

     Poseidis, Inc. f/k/a BillyWeb Corp. f/k/a/ EZ Talk, Inc. (the "Company") was organized under the laws of the State of Florida on June 10, 1998. The Company was originally organized for the purpose of engaging in the business of selling/marketing a universal, hands-free mobile speaker for mobile phones.

     In May 2000, however, the Company changed its business plan in connection with the acquisition of Billyweb Corp. to fulfill the perceived demand for Interactive accessing of the internet. The Company was named after an animated character, Billy, which was created by Billy Web Corp. which was to be used as a Disney star and Disney Club show host in partnership with Fprod Fenomen. However, in September 2002, the Company abandoned this business plan as well. In connection with the abandonment of its business plan, the Company changed its name to its current name, Poseidis, Inc. In December 2002, SARL Billyweb Entertainment, a wholly-owned subsidiary of the Company engaged in its old line of business, filed for bankruptcy protection under French law.

     The Company's new business plan is the commercial and industrial exploitation of a natural mineral water spring called La Troliere Spring located in the village of Theneuille, Allier Department, Canton Cerilly, in the region of one of the largest natural forests in France.

     In that regard, the Company incorporated Poseidis, SAS under French corporate law as a wholly-owned subsidiary in Theneuille, France in April 2003 for the purpose of establishing a manufacturing facility to exploit the spring.

Results of Operations For the Twelve Months Ended February 28, 2005 and 2004.

     We have no revenue from operations as of the date of this Prospectus and we have relied on and will continue to reply on significant external financing to fund our operations. During the fiscal year ended February 28, 2006, our financing came from the sale of $644,000 of convertible debentures and approximately $86,000 in private placement proceeds. In addition, we have recently closed on $917,800 in gross proceeds from the private sale of our securities. We have a commitment for $8.0 million that is available to us under a standby equity distribution agreement (the "S.E.DA. funds") upon the satisfaction of certain conditions including the effectiveness of an SEC registration statement covering, among other securities, the common stock issuable in exchange for the S.E.D.A. funds. If we determine not to utilize any of the $8.0 million S.E.D.A. funds, we will need to raise at least approximately $8.5 million in additional capital to finance operations through year-end 2006. To the extent we do draw on the S.E.D.A. funds to finance operations as described above, the aforesaid $8.5 million figure will decrease by the amount of such draws.

     Our operations since inception in 1998 have not generated a profit. We generated a net loss of ($793,520) during the year ended February 28, 2004, a net loss of ($3,294,210) during the year ended February 28, 2005, and a net loss of ($869,134) during the nine months ended November 30, 2005.

     We cannot assure you that financing, whether from external sources or related parties, will be available on favorable terms. Our inability to obtain adequate financing will result in the need to reduce or curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated future development. No financing commitments for future capital needs have been obtained as of the date of this Prospectus other than the $8.0 million S.E.D.A. funds. As of the date of this Prospectus, we are planning to commence two private placements overseas (as described in this Prospectus): (i) the April 2006 Units Offering seeking up to $1,200,000 gross proceeds and (ii) the April 2006 Common Stock Offering seeking up to $1,200,000 gross proceeds. There is no assurance that we will be able to complete the April 2006 Units Offering for the entire $1,200,000 or the April 2006 Common Stock Offering for the entire $1,200,000. For the twelve months ended February 28, 2005 and 2004 the Company recorded revenues of $0 and $0 respectively. The Company has no ongoing business generating revenues.

Results of Operations For the Three Months Ended November 30, 2005 and 2004.

Financial Condition, Capital Resources and Liquidity

     For the three months ended November 30, 2005 and 2004 the Company recorded revenues of $0 and $0 respectively. The Company has no ongoing business generating revenues.

     For the three months ended November 30, 2005 and 2004 the Company paid consulting fees of $739,500 and $155,800 respectively.

     For the three months ended November 30, 2005 and 2004 the Company had, on a consolidated basis, general and administrative expenses of $33,900 and $30,800 respectively.

     For the three months ended November 30, 2005 and 2004 the Company had, on a
consolidated   basis,   total  operating   expenses  of  $869,100  and  $247,900
respectively.

Net Losses

     For the three months ended November 30, 2005 and 2004, the Company reported a net loss from operations of $869,200 and $247,900 respectively.

Results of Operations For the Nine Months Ended November 30, 2005 and 2004.

Financial Condition, Capital Resources and Liquidity

     For the nine months ended November 30, 2005 and 2004 the Company recorded revenues of $0 and $0 respectively. The Company has no ongoing business generating revenues.

     For the nine months ended November 30, 2005 and 2004 the Company paid consulting fees of $854,500 and $2,544,600 respectively.

     For the nine months ended November 30, 2005 and 2004 the Company had, on a consolidated basis, general and administrative expenses of $158,200 and $405,600 respectively.

     For the nine months ended November 30, 2005 and 2004 the Company had, on a consolidated basis, total operating expenses of $1,193,400 and $3,056,700 respectively.

Net Losses

     For the nine months ended November 30, 2005 and 2004, the Company reported a net loss from operations of $1,193,600 and $3,154,700 respectively.

Liquidity/Working Capital

     At November 30, 2005, the Company had cash of $21,700 as compared to $1,100 at February 28, 2005. There can be no assurance that the Company's financial condition will improve. The Company is expected to continue to have minimal working capital or a working capital deficit as a result of current liabilities.

     From February 2001 until the end of July 2005 our operations have been financed primarily through the use of proceeds from equity financings and borrowings from short term debt. Over that period of time, we have raised $1,138,153 from the sale of our common stock and $170,804 from borrowings in the form of short term debt, $33,890 of which has been repaid and $108,000 has been converted to common stock. The Board members, senior management, and key stockholders of Poseidis have provided the Company with aggregate equity financing of approximating $1 million during the period from February 2001 through December 31, 2005.

     Between August 2005 and February 2006, we received an aggregate of $644,000 in principal amount of convertible debt in two financing transactions with Cornell Capital pursuant to the terms of two Securities Purchase Agreements (the "SPA's"). In exchange for financing under the SPA's, we have issued to Cornell Capital $644,000 of our 12% secured, convertible debentures (the "Convertible Debentures"). The SPA's conversion provisions entitle Cornell Capital at any time, and from time to time, to convert all or any part of the principal plus accrued interest into Poseidis' common stock (the "Conversion Shares"), at a per share price equal to $0.0497 per share with respect to $300,000 in principal amount and interest accrued thereon and at a per share price equal to $0.04 per share with respect to $344,000 in principal amount and interest accrued thereon, which may be adjusted under certain circumstances. The maturity date of each of the three Convertible Debentures is September 1, 2007; monthly payments of principal and accrued interest commence on September 1, 2006 as to each of the Convertible Debentures. We have the right to redeem the Convertible Debentures without a premium if the market price for our common stock is greater than there is no redemption premium on any redemption made prior to June 1, 2006.
Otherwise, a redemption premium of 20% applies to all three Convertible Debentures.

     In addition, we entered into a Standby Equity Distribution Agreement with Cornell Capital in August 2005, as amended ("SEDA") whereby we may (after certain conditions are satisfied including the effectiveness of an SEC registration statement covering the Conversion Shares and the shares issued upon our SEDA draws), at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of $8.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay Poseidis 96% of the market price for our common stock (as defined in the SEDA). Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA.
Additional information about the SEDA and the Convertible Debentures is contained in this Memorandum in the section captioned "Description of Poseidis Capital Stock". The documents pertaining to the SEDA, the Convertible Debentures, and the related documents and agreements between the Company and Cornell Capital are included among the exhibits that are attached to our reports filed with the SEC.

     Poseidis recently completed the 2006 Private Placement and received gross proceeds of U.S. $917,800. Our operations since inception in 1998 have not generated a profit. We generated a net loss of ($793,520) during the year ended February 28, 2004, a net loss of ($3,294,210) during the year ended February 28, 2005, and a net loss of ($869,134) during the nine months ended November 30, 2005. As of April 12, 2006, our available cash position is approximately $35,000 and we are planning to commence two private offerings in France pursuant to Regulation S under the Securities Act of 1933, as amended, in which we will be seeking aggregate gross proceeds of $2,400,000 (the "April 2006 Offerings"). If we are unsuccessful in the April 2006 Offerings or in accessing the funds available pursuant to the S.E.D.A. or in obtaining necessary capital from other sources, we will run out of cash and have to substantially reduce or curtail the development of our project.

     We are currently ramping up towards a targeted launch of our natural mineral spring water product in the first quarter of 2008. Prior to our product launch, our strategy is to provide our sales team with high-quality and 98% accurate samples which we believe will give the Company the ability to negotiate pre-launch agreements with major distribution networks in Europe and in the US, starting as early as first quarter 2007. The date of product launch will be dependent upon a number of factors, including the availability of financing for construction of our small-scale production facility, commercial-scale production facility, and related infrastructure; receipt of regulatory approvals, licenses and permits in France and other applicable jurisdictions at national and local levels; hiring qualified senior management and technical/operations personnel; obtaining key contracts, alliances, and vendor relationships; as well as our ability to raise additional capital pursuant to this Offering and future financings.

     The ability of the Company to continue as a going concern is dependent upon its ability to deliver on its commitment to its business plan. The Company is currently negotiating with several accredited investors for a potential cash investment.

Standby Equity Distribution Agreement

     On August 26, 2005, the Company entered into the SEDA with Cornell Capital, pursuant to which the Company may, at its discretion, periodically sells to Cornell Capital shares of Common Stock for a total purchase price of up to $8,000,000. The Company and Cornell Capital entered into an Amended and Restated Standby Equity Distribution Agreement and related letter agreement as of October 24, 2005 which removed the escrow agent and takes into effect the termination of the Escrow Agreement by and among the Company, Cornell Capital and David

Gonzalez, Esq. In addition, the Company agreed to not redeem or repay convertible debentures issued by Cornell Capital with proceeds from the Amended and Restated Standby Equity Distribution Agreement. On February 1, 2006, the Company and Cornell Capital entered into a Second Amended and Restated Standby Equity Distribution Agreement which amended the payment terms pertaining to the $320,000 commitment fee due Cornell Capital as provided for in the original SEDA. Under these amended terms, on February 1, 2006, the Company issued to Cornell Capital (i) 3,000,000 shares of common stock, (ii) a warrant to purchase 9,000,000 shares of common stock at an exercise price of $0.04 per share and
(iii) a promissory note in the principal amount of $200,000. (The Second Amended and Restated Standby Equity Distribution Agreement shall be referred to herein as the "SEDA".)

     For each share of Common Stock purchased under the SEDA, Cornell Capital will pay the Company 96% of the lowest volume weighted average price of Common Stock as quoted by on the Over-the-Counter Bulletin Board or other principal market on which Common Stock is traded for the five days immediately following the date the Company delivers a notice requiring Cornell Capital to purchase shares under the SEDA.

     Cornell Capital's obligation to purchase shares of Common Stock under the SEDA is subject to certain conditions, including the Company obtaining an effective Registration Statement for shares of Common Stock sold under the SEDA and is limited to $300,000 per weekly advance. In addition, on each date that the Company requests an advance pursuant to the SEDA, the Company is required to pay to Cornell Capital a fee totaling 5% of each advance request which is payable directly from the gross proceeds. If such payment is not made by the Company on the date that such advance is made, the payment may be deducted from the amount of the advance requested by the Company with no reduction in the amount of shares to be delivered to Cornell Capital in connection therewith.

Convertible Debentures

     On August 26, 2005,  the Company  also  entered  into the first  Securities
Purchase Agreement ("SPA") with Cornell Capital (the "August 2005 SPA"), pursuant to which the Company issued to Cornell Capital $300,000 in principal of 12% convertible debentures (the "August 2005 Debentures"). On February 1, 2006, the Company entered into a second SPA with Cornell Capital (the "February 2006 SPA"), pursuant to which the Company issued to Cornell Capital $344,000 in principal of 12% convertible debentures (the "February 2006 Debentures"). The August 2005 Debentures and the February 2006 Debentures are convertible into shares of Common Stock at a conversion price of $0.0497 per share and $0.04, respectively, which may be adjusted under certain circumstances. Interest on the

12% debentures is payable in cash but may be payable in shares of Common Stock at the option of the holder under certain conditions. All Convertible Debentures issued to Cornell Capital have a September 1, 2007 maturity date and accrue interest at 12% per year.

     Beginning September 1, 2006, we are required to make monthly payments until all amounts under the Convertible Debentures are repaid. The principal amount of each monthly payment is determined by dividing the outstanding principal amount of the Debentures as of the date the monthly payment is due by the number of monthly payments remaining until the maturity date of the Convertible Debentures.

     The Convertible Debentures are secured by security agreements covering substantially all of our business assets dated August 26, 2005 (as to the August 2005 Debentures) and February 1, 2006 (as to the February 2006 Debentures), respectively. Principal plus accrued interest may be converted at Cornell Capital's option, into shares of our common stock at a price per share of $0.0497 (as to the August 2005 Debentures) and $0.04 (as to the February 2006 Debentures). If the holder elects to convert, we may redeem the portion of the debenture that was subject to the conversion notice by paying 120% of the amount being redeemed. We are restricted from issuing such number of shares upon conversion of the Convertible Debentures if such conversion would result in Cornell Capital owning in excess of 4.9% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA.

     We are required to register all shares issuable pursuant to the Convertible Debentures pursuant to the terms of an Amended and Restated Investor Registration Rights Agreement between Cornell Capital and us. In addition, while the Convertible Debentures are outstanding and unconverted, we are restricted, without prior consent of Cornell Capital, from issuing or selling any of our common or preferred stock or other security for less than fair market value, or from granting any security interest other than for equipment, or from filing any registration statement on Form S-8 except for securities covered by a bona fide stock incentive plan. We are registering in this offering a total of 17,673,501 shares of common stock underlying the Convertible Debentures.

     We have agreed to pay Cornell Capital 5% of the proceeds that we receive from each advance under the Standby Equity Distribution Agreement. In addition, upon our obtaining shareholder approval and filing an amendment to our Certificate of Incorporation to increase our authorized common stock, we will pay Cornell Capital a commitment fee by issuing shares of our common stock in an amount equal to $320,000 at a price per share that is the lowest closing bid price of our common stock, as quoted by Bloomberg, LP during the five trading days immediately preceding the filing of the amendment to our Certificate of Incorporation as described above. In addition, we have issued to Cornell Capital a warrant to purchase 500,000 shares of our common stock at an exercise price of $0.12 per share.

     We also paid Yorkville Advisors Management, LLC a fee of $15,000 for structuring in connection with this transaction and $10,000 for due diligence expenses. We have agreed to pay the placement agent a fee of $10,000 in our common stock under a placement agent agreement relating to the Standby Equity Distribution Agreement. These shares will be issued as a post-closing matter triggered by our obtaining shareholder approval and filing an amendment to our Certificate of Incorporation to increase our authorized common stock as described above which occurred in late December 2005.

     Issuance of the securities sold was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The Debentures were sold to one accredited investor in a private placement without the use of any form of general solicitation or advertising.

Net Operating Loss Carry-forwards

     The Company has net operating loss carry-forwards of approximately $7,976,100 expiring $1,189,200, $3,295,100, $793,500, $1,306,000, $474,000,
$864,300 and $50,700 at February 28, 2026,  2025,  2024,  2023,  2022,  2021 and
2020, respectively. The Company has a $3,200,000 deferred tax asset resulting from the loss carry-forwards, for which it has established a one hundred percent (100%) valuation allowance. The Company may not be able to utilize such carry-forwards as the Company has no history of profitable operations.

                                PLAN OF OPERATION

     We are engaged in the development of a sparkling mineral water spring in central France known as the La Troliere Spring. We refer to this spring as the "Source". Our objectives are to develop and market a new brand of sparkling natural mineral water under the brand name "l' Eau de Montespan" as well as other beverage products, potentially a line of cosmetics products utilizing the mineral water drawn from the Source, and other related products and merchandise.

     Our primary business strategy is focused first on developing the Montespan brand of sparkling natural mineral water and commencing sales of that product in France, the United Kingdom, Italy, Spain, Germany and the U.S., and subsequently in other geographic markets in Europe and North America. We believe that an opportunity exists in France for: the introduction of a new luxury brand of sparkling natural mineral water targeted at the most famous cafes, hotels, and restaurants; utilizing a broad marketing strategy that will include distinctive and artistic bottling and endorsements by the leading chefs in France; and incorporating the traditional elements of high quality, flavor, carbonation, and mineral content. In addition, we believe that once our initial mineral water is launched in France a significant demand for this product and related products can be developed elsewhere in Europe and in North America leveraging similar business development and marketing strategies.

         Our plan of operation and development strategy for the next twelve months to eighteen months is summarized as follows:

Phase         Description                                Timing
------------------------------------------------------------------
  A    Acquisition of balance of ownership interest in   Q2, 2006
       well rights
  1    Organizational/Administrative upgrades            Q1, 2006
  2    Conformity of well finalization, bottling unit    Q4, 2005 - Q1, 2006
       blue print legal, construction approvals
  3    Pilot production for mineral water                Q1-Q2, 2006
       a.       Water treatment pilot facility
       b.       Final bottle molds
  4    Pilot production for Night Water                  Q2, 2006
       a.       Water treatment & aromatization
       b.       Final bottle molds
  5    Initial marketing and brand recognition           FY 2006
       strategies development of marketing & sales
       organization -  US & Europe
  6    Water treatment and bottling facility             Q2 - Q4, 2006
       construction, water collection infrastructure, transportation infrastructure - Phase 1

  7    Installation of second bottling line (1 liter),   Q1 - Q2, 2007
       modification of initial line into a half-liter
       bottle line - Phase 2
  8    Installation of aromatization and flash           Q2 - Q3, 2007
       pasteurization units for Night Water

     Our operations since inception in 1998 have not generated a profit. We generated a net loss of ($793,520) during the year ended February 28, 2004, a net loss of ($3,294,210) during the year ended February 28, 2005, and a net loss of ($869,134) during the nine months ended November 30, 2005. As of April 12, 2006, our available cash position is approximately $35,000 and we are planning to commence two private offerings in France pursuant to Regulation S under the Securities Act of 1933, as amended, in which we will be seeking aggregate gross proceeds of $2,400,000 (the "April 2006 Offerings"). We have a commitment for
$8.0 million that is available to us under a standby equity distribution agreement (the "S.E.DA. funds") upon the satisfaction of certain conditions including the effectiveness of an SEC registration statement covering, among other securities, the common stock issuable in exchange for the S.E.D.A. funds. If we determine not to utilize any of the $8.0 million S.E.D.A. funds, we will need to raise at least approximately $8.5 million in additional capital to finance operations through year-end 2006. To the extent we do draw on the S.E.D.A. funds to finance operations as described above, the aforesaid $8.5 million figure will decrease by the amount of such draws. If we are unsuccessful in the April 2006 Offerings or in accessing the funds available pursuant to the S.E.D.A. or in obtaining necessary capital from other sources, we will run out of cash and have to substantially reduce or curtail the development of our project.

Product Development; Market Entry Strategy. Poseidis will exploit the potential for high-end brand positioning initially with two product offerings focused on the rapidly growing U.S. and Pan-European markets:

Bottled Mineral Water: l' Eau de Montespan will be a luxury traditional  mineral water. Montespan will be exclusively available at the most famous restaurants' tables. Montespan will possess all the qualities of premium sparkling mineral water. It is comparable to Chateldon Water, which is considered by many as the best mineral water in France. Derived from a high profile historical iconography, easily marketable and characterized by its ability to evolve in time, Montespan will have all the reference values of a strong international brand, added to the initial qualities of an exceptional mineral water. This brand development, in order to maximize its recognition in France and abroad, will be integrated into a broader marketing strategy, including media awareness and partnerships with and endorsements of the best chefs in France: Ducasse, Sanderens, and Troisgros. Sold exclusively in non-recycled glass bottles, Montespan will be dedicated to the traditional distribution networks of restaurants, hotels, and luxury grocery stores (such as Dean & Deluca, Hediard, Fauchon and Colette).

Cosmetic Night Water: Athenais Night Water is envisioned to be the epitome of the functional food development. In a base of Montespan water, specific traces of active ingredients, such as millepertuis, camomile or passiflora in homeopathic forms and concentrations will be added as well as natural flavoring. Athenais Night Water is a luxury water, positioned like a cosmetic product, sold exclusively to and found on the bed tables of high-end resorts and "5-Star" hotels. Its exclusive formula will make it the only water to drink at night for its detoxifying, restructuring and reconstituting benefits.

     Follow-on cosmetics by-products under the Athenais brand will include:

     o    Athenais Spray 0.5 liter
     o    Athenais Light Moisturizing Fluid for the body
     o    Athenais Lift Serum
     o    Athenais Moisturizing Cream for the face
     o    Athenais Night Repair / Eye Cream

     Real Estate, Plant, and Equipment. Our foundational asset is our contractual right to acquire the real estate where the Source is located in Theneuille, France. In October 2005 Montespan entered into the Berthier Agreement (as defined above) with the owner of the Source (Christian Berthier) pursuant to which Montespan may acquire the land where the spring is located and the immediately surrounding area including certain government-granted and government-regulated rights to draw and use the Source's water as natural mineral water. The Berthier Agreement provides for a purchase price of
(euro)2,150,000 of which (euro)390,000 has been paid as of March 15, 2006 and expires on February 28, 2008. Our development plan includes completing the payments for acquisition of the Berthier property and constructing and equipping the facility described below. We plan to install pumping equipment at the Source and to construct, first, a small-scale production facility capable of manufacturing limited quantities of samples of our envisioned final product (the carbonation in these samples will vary slightly compared to the carbonation in the final commercial product) and, second, a full-scale commercial production plant plus related infrastructure improvements at and around the Source.

     Poseidis will develop a production and bottling facility at the Source which will be highly automated and operationally flexible with a high production capacity. The processing and bottling of the water to be captured at the La Troliere facility is divided into various main steps:

     o Initial capture at the Source - La Troliere is an artesian source and the water is pumped at a depth of approximately 182 meters then transferred to the storage location by a system of pipes.
     o From the point of capture, stainless steel pipes take the water to the conditioning plant where the water is first degassified, and the extracted gas is stored temporarily for subsequent addition to the water after deferrization. Deferritization is a filtering process to reduce the iron content of the water using a fine-grade silica sand. No chemical or artificial treatment is used for deferritization.
     o After deferritization, the mineral water will be stored before bottling in double-wall vats, each containing 70,000 liters. The water is then transferred to the regassification and bottling zone via stainless steel pipes. When the water is ready for bottling, it is moved to the carbonator equipment where it is regassified with its own gas (extracted as soon as it leaves the pump) without any external additions being made.
     o The regassified water is then moved to the bottling room which is isolated from the outside world and air conditioned (filtered air) to avoid all possible contamination during bottle filling. These operations consist of filling the bottle with regassified water, capping it, labeling it, assigning it with a batch number, year and time of bottling, and entering the "best before date" (BBD), e.g.:
          "Best Before May 2006".
     o The bottles are then moved to the packing and shipping area where the bundling machine groups the various forms into packs of 4, 6, or 8 bottles, wrapping them in printed film. A handle is then applied automatically on the line and finally, the packs are transferred to the pallet-filling area where they are palletized for shipment.
     o Poseidis will maintain a laboratory to maintain a constant control on the quality of the water. In order to maintain its certification by the French authorities as well as to guarantee a superior quality product, the laboratory has to process daily chemical and bacteriological analyses on the entire production chain.

Number of Employees.
     By June 2007 we do not expect our number of employees to increase significantly.

                             DESCRIPTION OF BUSINESS

                                    Overview

     Poseidis, Inc. ("Poseidis" or the "Company") is a development stage company that, together with our subsidiary Montespan SAS ("Montespan"), is engaged in the development of a sparkling mineral water spring in central France known as the La Troliere Spring. We refer to this spring as the "Source". Our objectives are to develop and market a new brand of sparkling natural mineral water under the brand name "l' Eau de Montespan" as well as other beverage products, potentially a line of cosmetics products utilizing the mineral water drawn from the Source, and other related products and merchandise. Toward that end, in October 2005 Montespan entered into a real estate purchase agreement with
Christian Berthier, as amended in March 2006 (the "Berthier Agreement") to acquire the land where the Source is located for (euro)2,150,000 (approximately U.S. $2,580,000 using, for purposes of illustration only in this Prospectus, a currency exchange rate of U.S. $1.20 per one euro) of which we have paid
(euro)390,000 (approximately U.S. $468,000) to date. The Berthier Agreement expires on February 28, 2008. In addition, Montespan owns approximately 13.1 acres near the Berthier property. Pursuant to the March 2006 amendment of the Berthier Agreement, we have agreed to make a monthly payment of at least
(euro)10,000 (approximately $12,000) to Mr. Berthier commencing in March 2006. These monthly payments shall be applied against the (euro)2,150,000 aggregate purchase price for the Berthier property.

     Poseidis has obtained convertible debenture financing from Cornell Capital Partners, LP ("Cornell Capital" or "Cornell") in the aggregate principal amount of $644,000, all of which has been fully funded, and Poseidis has also entered into an $8,000,000 standby equity distribution agreement ("S.E.D.A.") with Cornell Capital.

     Our primary business strategy is focused first on developing the Montespan brand of sparkling natural mineral water and commencing sales of that product in France, the United Kingdom, Italy, Spain, Germany and the U.S., and subsequently in other geographic markets in Europe and North America.

     For a variety of reasons as discussed in this Prospectus, we believe that an opportunity exists in France for: the introduction of a new luxury brand of sparkling natural mineral water targeted at the most famous cafes, hotels, and restaurants ("CHR's"); utilizing a broad marketing strategy that will include distinctive and artistic bottling and endorsements by the leading chefs in France; and incorporating the traditional elements of high quality, flavor, carbonation, and mineral content. In addition, we believe that once our initial mineral water is launched in France a significant demand for this product and related products can be developed elsewhere in Europe and in North America leveraging similar business development and marketing strategies.

     Our management team is experienced in the beverage and consumer products industries and in the development and launch of new products. The team is led by our Chairman, Chief Executive Officer, and President, Louis Pardo. Among other business ventures, Mr. Pardo was employed at Symbolic Corp. of France from 1993 until 1996. At Symbolic Corp., Mr. Pardo launched the #1 energy soft drink in
France: "x-energy drink".

     The executive offices of Poseidis are located at 222 Lake View, Suite 160, West Palm Beach, Florida 33401; telephone number (305) 428-3757.

MARKET OPPORTUNITY

     The global market for bottled water can be broken down into three categories (listed in ascending order of quality):

     o    Purified Waters.
     Mostly sold in the U.S., purified waters are derived from common network waters and are subjected to a series of treatments, such as reverse osmosis, to purify, neutralize and standardize their organoleptic and bacteriological specifications. Those waters offer no mineral value nor valued components and have little taste quality. Targeting mass-market distribution, and bottled in plastic (PET) bottles, those products have raised the U.S. consumers' awareness of bottled waters to new levels but have failed to deliver quality and environmentally-conscious products.

     o    Spring and Glacier Waters.
     Extracted at the surface, spring and glacier waters take advantage of a non-restrictive and light regulation on their capping and bottling processes. Therefore, their exploitation offers no guaranty of purity nor sustainability in time, but allow the production of large volumes at low cost.

     o    Still and Sparkling Mineral Waters.
     Very strict and constraining regulations and production criteria result in a constant and tight quality control, and give to mineral waters a unique value and an international quality definition. More than 200 daily analyses are required onsite, in order to comply with the specifications imposed by AFSSA (the French governmental agency for food safety roughly equivalent to the U.S. Food and Drug Administration) and the French health ministry. Still mineral water refers to non-carbonated mineral water whereas sparkling mineral water refers to carbonated mineral water. Carbonation refers to the carbon dioxide bubbles in the mineral water.

     The consumption of bottled water has been rapidly increasing worldwide. In the U.S., the consumption of bottled water increased from 11.9 billion liters in 1995 to 27.2 billion liters in 2005. The consumption more than doubled in ten years. According to the Beverage Marketing Corporation, bottled water consumption in the U.S. has surpassed that of milk, coffee, and beer. Domestic sparkling water has even accelerated, with market beating 9.3% volume growth in 2004. Imported water achieved its third consecutive year of double-digit volume growth in 2004, enlarging by 18.3% compared to 2003.

Sparkling Mineral Waters: A Market with a Significant Growth Potential -

Sparkling mineral waters have an average higher selling price and as a result higher profit margins. The European market is characterized by its diversity:
95% of the mineral waters sold in Germany and more than 65% in Italy are sparkling. In some countries drinking habits reflect the local culture. For example, in France, Germany and Poland over 80% of the population drink bottled mineral water. In Germany, where penetration of bottled mineral water is 88%, compared with just 61% for carbonates, almost half of all consumers also agree with the statement "I consider my diet to be very healthy". The global demand for sparkling mineral waters is increasing rapidly. World consumption of bottled mineral water is growing at a rate of 9 percent per year, almost twice the increase registered by consumption of other non-alcoholic beverages. The regions with the most growth were Asia which registered the largest increase last year, with 16 percent growth followed by North America, with an 11 percent increase. This has prompted existing water companies to try and increase their market shares outside Europe.

PRODUCTS/BRAND

Poseidis will exploit the potential for high-end brand positioning initially with two product offerings focused on the rapidly growing U.S. and Pan-European markets:

Bottled Mineral Water: l' Eau de Montespan will be a luxury traditional mineral water. Montespan will be exclusively available at the most famous restaurants' tables. Montespan will possess all the qualities of premium sparkling mineral water. It is comparable to Chateldon Water, which is considered by many as the best mineral water in France. Production and sales of Chateldon Water is limited to one million liters per year, which restricts its distribution primarily to the French market. Derived from a high profile historical iconography, easily marketable and characterized by its ability to evolve in time, Montespan will have all the reference values of a strong international brand, added to the initial qualities of an exceptional mineral water. This brand development, in order to maximize its recognition in France and abroad, will be integrated into a broader marketing strategy, including media awareness and partnerships with and endorsements of the best chefs in France: Ducasse, Sanderens, and Troisgros. Sold exclusively in non-recycled glass bottles, Montespan will be dedicated to the traditional distribution networks of restaurants, hotels, and luxury grocery stores (such as Dean & Deluca, Hediard, Fauchon and Colette).

Cosmetic Night Water: Athenais Night Water is envisioned to be the epitome of the functional food development. In a base of Montespan water, specific traces of active ingredients, such as millepertuis, camomile or passiflora in homeopathic forms and concentrations will be added as well as natural flavoring. Athenais Night Water is a luxury water, positioned like a cosmetic product, sold exclusively to and found on the bed tables of high-end resorts and "5-Star" hotels. Its exclusive formula will make it the only water to drink at night for its detoxifying, restructuring and reconstituting benefits.

Follow-on cosmetics by-products under the Athenais brand will include:

     o    Athenais Spray 0.5 liter
     o    Athenais Light Moisturizing Fluid for the body
     o    Athenais Lift Serum
     o    Athenais Moisturizing Cream for the face
     o    Athenais Night Repair / Eye Cream

OPERATIONS/PRODUCTION

The Company's foundational asset is its contractual right to acquire the real estate where the Source is located in Theneuille, France. The Source has been well known for its intrinsic qualities and health benefits dating back to the 3rd Century. In October 2005 Montespan entered into the Berthier Agreement (as defined above) with the owner of the Source (Christian Berthier) pursuant to which Montespan may acquire the land where the spring is located and the immediately surrounding area including certain government-granted and government-regulated rights to draw and use the Source's water as natural mineral water. The Berthier Agreement provides for a Purchase Price of
(euro)2,150,000 of which (euro)390,000 has been paid as of March 15, 2006 and expires on February 28, 2008.

Poseidis will develop a production and bottling facility at the Source which will be highly automated and operationally flexible with a high production capacity. The processing and bottling of the water to be captured at the La Troliere facility is divided into various main steps:

     o Initial capture at the Source - La Troliere is an artesian source and the water is pumped at a depth of approximately 182 meters then transferred to the storage location by a system of pipes.
     o From the point of capture, stainless steel pipes take the water to the conditioning plant where the water is first degassified, and the extracted gas is stored temporarily for subsequent addition to the water after deferrization. Deferritization is a filtering process to reduce the iron content of the water using a fine-grade silica sand. No chemical or artificial treatment is used for deferritization.
     o After deferritization, the mineral water will be stored before bottling in double-wall vats, each containing 70,000 liters. The water is then transferred to the regassification and bottling zone via stainless steel pipes. When the water is ready for bottling, it is moved to the carbonator equipment where it is regassified with its own gas (extracted as soon as it leaves the pump) without any external additions being made.
     o The regassified water is then moved to the bottling room which is isolated from the outside world and air conditioned (filtered air) to avoid all possible contamination during bottle filling. These operations consist of filling the bottle with regassified water, capping it, labeling it, assigning it with a batch number, year and time of bottling, and entering the "best before date" (BBD), e.g.:
          "Best Before May 2006".
     o The bottles are then moved to the packing and shipping area where the bundling machine groups the various forms into packs of 4, 6, or 8 bottles, wrapping them in printed film. A handle is then applied automatically on the line and finally, the packs are transferred to the pallet-filling area where they are palletized for shipment.
     o Poseidis will maintain a laboratory to maintain a constant control on the quality of the water. In order to maintain its certification by the French authorities as well as to guarantee a superior quality product, the laboratory has to process daily chemical and bacteriological analyses on the entire production chain.

MANAGEMENT

Our management team is comprised of the following senior executives:

Louis Pardo, Chairman of the Board, Chief Executive Officer, and President of Poseidis
     At Poseidis, Mr. Pardo is responsible for the strategic direction, product and brand development, marketing and business development activities. Mr. Pardo was appointed the Company's President in September 2002. Prior to that, Mr. Pardo was the Company's Marketing Manager and Product Developer. Before joining Poseidis in 2000, Mr. Pardo spent four years with Faz Productions of France. While at Faz Productions, he received many awards for various music and video productions. Prior to Faz Productions, Mr. Pardo spent four years with Symbolic Corp. of France where he was a Product Manager. At Symbolic Corp. Mr. Pardo launched the #1 energy soft drink in France: "x-energy drink."

Bernard Bouverot, Chief Operating Officer of Montespan
     Mr. Bouverot has been the Chief Operating Officer of Montespan, our French subsidiary, since 2004. Prior to joining Montespan, from 2001 to 2004 Mr. Bouverot was the Technical Manager for Blue Industry, a company that specializes in the potabilization and treatment of used waters. In addition, Mr. Bouverot has served as Chief Technology Officer and as a member of the Board of Smart Tech Inc. (satellite tracking devices), as president of several subsidiaries of Gemplus Group (a leading manufacturer of microchip cards) in France, Holland, Italy, and Spain, and as president of Haviland USA, Inc. (fine porcelain table products). While Mr. Bouverot was a principal of Smart IT Technology in Lyon, France that company went through a bankruptcy proceeding. Mr. Bouverot's educational background includes a French DESS degree in marketing and business administration (MBA equivalent), a French DESS degree in business law, and a medical doctor degree in applied biology and engineering.

John J. (Jack) McGovern, Executive Vice President and Chief Financial Officer of Poseidis
     Mr. McGovern has over twenty-five years of financial and executive management experience. He is the Chairman and a Managing Director of Bridgehead Partners, LLC which he founded in January of 2002. Recently, Mr. McGovern was the Chief Financial Officer of Lithium Technology Corporation from May 2004 until June 2005, and is currently a member of the Board of Directors of that company. Prior to Bridgehead, Mr. McGovern was the CFO of Multex.com, Inc., a $100 million NASDAQ listed company that was considered the leading internet-based investment information and technology provider to the financial services industry. Multex was acquired by Reuters in March, 2003. Prior to Multex, Mr. McGovern spent two years at Northsound Music Group, Inc. as President and Chief Executive Officer. Northsound was the leading producer and marketer of nature-themed media. From 1990 to 1995, Mr. McGovern was one of the founding principals of FPBSM Industries, Inc., a holding company for companies specializing in the design and manufacturing of Defense Electronics with particular emphasis on high voltage power supplies and related applications. Mr. McGovern spent over six years as a Senior Vice President with Merrill Lynch Interfunding, Inc. ("MLIF") prior to forming FPBSM Industries, where he was responsible for the origination, valuation and negotiation of debt and equity investments in more than twenty-five leveraged buyouts. Mr. McGovern received a B.S. degree in Accounting from Monmouth University and an MBA from Columbia University where he attended the Masters Degree Program for Executives. He is a Certified Public Accountant in the State of New Jersey (inactive).

FUNDING REQUIREMENTS
-------------------------------------------------------------------------------------------------------------
                                                                                Capital Req (1)
Phase         Description                                Timing                 ($'s in 000's)
--------------------------------------------------------------------------------------------------------
  A    Acquisition of balance of ownership interest in   Q2, 2006               $2,300.0 Total
       well rights                                                              ($120.0 additional for
                                                                                extension)
  1    Organizational/Administrative upgrades            Q1, 2006               $36.0
  2    Conformity of well finalization, bottling unit    Q4, 2005 - Q1, 2006    $60.0
       blue print legal, construction approvals                                 ($36.0 already paid)
  3    Pilot production for mineral water                Q1-Q2, 2006            $250.0 Total
       a.       Water treatment pilot facility                                  $150.0
       b.       Final bottle molds                                              $100.0
  4    Pilot production for Night Water                  Q2, 2006               $160.0 Total
       a.       Water treatment & aromatization                                 $60.0
       b.       Final bottle molds                                              $100.0
  5    Initial marketing and brand recognition           FY 2006                $200.0
       strategies
       development of marketing & sales organization -
       US & Europe
  6    Water treatment and bottling facility             Q2 - Q4, 2006          $4,000
       construction, water collection infrastructure,
       transportation infrastructure - Phase 1



                                       66



  7    Installation of second bottling line (1 liter),   Q1 - Q2, 2007          $1,100
       modification of initial line into a half-liter
       bottle line - Phase 2
  8    Installation of aromatization and flash           Q2 - Q3, 2007          $ 850
       pasteurization units for Night Water
-----------------------------------------------------------------------------------------------------------
           Funding Requirements                             Q4, 2005 - Q4, 2007    $9,000 (approximately)

(1)  (Euro/Dollar exchange rate of 1.2)

The above table illustrates one-time start-up expenses and excludes selling, general, and administrative expenses and general operating expenses.

FINANCE/RECENT HISTORY

From February 2001 until the end of July 2005 our operations have been financed primarily through the use of proceeds from equity financings and borrowings from short term debt. Over that period of time, we have raised $1,138,153 from the sale of our common stock and $170,804 from borrowings in the form of short term debt, $33,890 of which has been repaid and $108,000 has been converted to common stock. The Board members, senior management, and key stockholders of Poseidis have provided the Company with aggregate equity financing of approximating $1 million during the period from February 2001 through December 31, 2005.

Between August 2005 and February 2006, we received an aggregate of $644,000 in principal amount of convertible debt in two financing transactions with Cornell Capital pursuant to the terms of two Securities Purchase Agreements (the "SPA's"). In exchange for financing under the SPA's, we have issued to Cornell Capital $644,000 of our 12% secured, convertible debentures (the "Convertible Debentures"). The SPA's conversion provisions entitle Cornell Capital at any time, and from time to time, to convert all or any part of the principal plus accrued interest into Poseidis' common stock (the "Conversion Shares"), at a per share price equal to $0.0497 per share with respect to $300,000 in principal amount and interest accrued thereon and at a per share price equal to $0.04 per share with respect to $344,000 in principal amount and interest accrued thereon, which may be adjusted under certain circumstances. The maturity date of each of the three Convertible Debentures is September 1, 2007; monthly payments of principal and accrued interest commence on September 1, 2006 as to each of the Convertible Debentures. We have the right to redeem the Convertible Debentures without a premium if the market price for our common stock is greater than the conversion price then in effect, provided that with respect to the $344,000 Convertible Debenture there is no redemption premium on any redemption made prior to June 1, 2006. Otherwise, a redemption premium of 20% applies to all three Convertible Debentures.

In addition, we entered into a Standby Equity Distribution Agreement with Cornell Capital in August 2005, as amended ("SEDA") whereby we may (after certain conditions are satisfied including the effectiveness of an SEC registration statement covering the Conversion Shares and the shares issued upon our SEDA draws), at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of $8.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay Poseidis 96% of the market price for our common stock (as defined in the SEDA). Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA.
Additional information about the SEDA and the Convertible Debentures is contained in this Memorandum in the section captioned "Description of Poseidis Capital Stock". The documents pertaining to the SEDA, the Convertible Debentures, and the related documents and agreements between the Company and Cornell Capital are included among the exhibits that are attached to our reports filed with the SEC.

Poseidis recently completed the 2006 Private Placement and received gross proceeds of U.S. $917,800. Our operations since inception in 1998 have not generated a profit. We generated a net loss of ($793,520) during the year ended February 28, 2004, a net loss of ($3,294,210) during the year ended February 28, 2005, and a net loss of ($869,134) during the nine months ended November 30, 2005. As of April 12, 2006, our available cash position is approximately $35,000 and we are planning to commence two private offerings in France pursuant to Regulation S under the Securities Act of 1933, as amended, in which we will be seeking aggregate gross proceeds of $2,400,000 (the "April 2006 Offerings"). If we are unsuccessful in the April 2006 Offerings or in accessing the funds available pursuant to the S.E.D.A. or in obtaining necessary capital from other sources, we will run out of cash and have to substantially reduce or curtail the development of our project.

We are currently ramping up towards a targeted launch of our natural mineral spring water product in the first quarter of 2008. Prior to our product launch, our strategy is to provide our sales team with high-quality and 98% accurate samples which we believe will give the Company the ability to negotiate pre-launch agreements with major distribution networks in Europe and in the US, starting as early as first quarter 2007. The date of product launch will be dependent upon a number of factors, including the availability of financing for construction of our small-scale production facility, commercial-scale production facility, and related infrastructure; receipt of regulatory approvals, licenses and permits in France and other applicable jurisdictions at national and local levels; hiring qualified senior management and technical/operations personnel; obtaining key contracts, alliances, and vendor relationships; as well as our ability to raise additional capital pursuant to this Offering and future financings.

Distribution Agreements, Alliances and Partnering Agreements

Poseidis believes that a key to its success will be its ability to negotiate and enter into critical distribution agreements, alliances, or partnering agreements. The purpose of these agreements is to provide market penetration and brand recognition for our products. As of the date of this Prospectus, Poseidis is already actively involved in negotiations with Promodes Group, Casino, Auchan and chef Alain Ducasse.

Competition

The following are the brands of French mineral water available on the market which are potential direct competitors to l' Eau de Montespan:

Badoit
     Badoit water is one of the few naturally fizzy waters. Filtered through a layer of granite rock in the Saint Galmier region of France, it emerges at the source with a light, natural sparkle, unlike most sparkling waters, which have their gaseous bubbles added during the bottling process. Light and refreshing, this delicate mineral water is a favorite amongst the best hotels and restaurants in the world.

Chateldon
     Chateldon water is known as the water of Louis XIV, probably France's most famous ruler. It was transported on two mules from the Auvergne to Louis' table in the Palace of Versailles. It is this Royal seal of approval that still makes Chateldon as popular today. Naturally sparkling, Chateldon water is rich in minerals, especially calcium and carbon. The production is limited to 3 million liters per year.

Ferrarelle
     Ferrarelle is among the very few naturally carbonated waters in the world. At 43 milligrams per liter of potassium, and 81 milligrams per liter of silica, Ferrarelle is in a class by itself in terms of composition; most high mineral waters, by comparison, are loaded with sodium and/or bicarbonates. Harvested in Val d'Assano, inland from Naples, Ferrarelle dates back to pre-Roman times.

Hildon
     Hildon Natural Mineral Water was discovered in 1989 at the Hildon Estate in Broughton, Hampshire, Southern England. A small production outlet was established and the water has been flowing ever since. The water is wholesome, naturally filtered and crystal-clear. It is free from pollution and has a stable composition, being naturally low in sodium and naturally high in calcium. The water is bottled at the source and sold in both still or gently carbonated forms.

Perrier
     The legend of Perrier water dates as far back as Hannibal, who allegedly discovered it in 218 B.C., while crossing Spain to conquer Rome. The Romans were the first to build a stone basin on the site of the source around two hundred years after it was discovered by Hannibal. The first commercial ventures began in 1863 after the Granier family purchased the Bouillens estate, which held the source. In 1898 Louis Perrier took over the estate and the first instance of the Perrier name being associated with the source. In 1992 Perrier water, one of the few naturally carbonated waters, in its distinctive green glass, screw top bottles, had become such a market player that Nestle waters bought out the brand.

San Pellegrino
     The town of San Pellegrino in the mountains north of Milan was first made famous by quenching the thirst of Leonardo da Vinci. Today the Fonte Termale, an opulent marbled drinking hall, is a monument to the tradition of "taking the waters." S. Pellegrino's sources are three deep springs which emerge at 69.8 degrees F. The waters come from an aquifer 1,300 feet below the surface, where limestone and volcanic rocks impart unique minerals and trace elements.

Spa
     Spa Natural Spring Water is from the town of Spa Belgium located in the Ardennes Mountains, one of Europe's most renowned conservation areas. The land around the spring has been protected from pollution for centuries. Spa Natural Spring Water is sodium free and is lower in total mineral salts than all leading European bottled waters. Spa Natural Spring Water is owned by the Spadel Group.

Ty Nant
     Beginning at London's top hotels in 1989, Ty Nant rapidly gained recognition as a premium product and today it can be ordered in many of the world's leading hotels, clubs and fine restaurants. Ty Nant is bottled at its source in the countryside of mid Wales and exports 60% of its production.

Voss
     Voss Artesian Water comes from an aquifer in Southern Norway which produces a naturally unfiltered artesian water which is bottled at the site. The product comes in still and sparkling versions.

Wattwiller
     Wattwiller has one of the longest pedigrees of any water. It was discovered by the Romans during their reign over the area now known as Alsace, France. It was controlled by the monks of the Abbey of Murbach beginning in 735 AD. The village was called Wasserweiler - the village of water. Guarded by protected forest land, the water rises from beneath a ten meter screen of clay. The Lithinee spring produces only still mineral water, and the Jouvence spring produces a mineral water to which is added natural carbonation.




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



The Company is not aware of any direct competitor to Athenais Night Water at the current time.

Certain Agreements

In order to implement our strategies, construct our plant and ramp-up our business, we have entered into agreements in the U.S. with Cornell (equity financing and debt financing), Bridgehead Partners, LLC (financial consulting and related services), Phoenix Ventures, LLP (government/public relations and related services), and North Coast Securities Corporation (placement agent for a completed offering and a financial consulting and advisory agreement). We have also entered into agreements in France with hydrology expert for the preparation of the well for commercial use; engineering consultant; and suppliers of engines, production line equipment, and bottling instruments. We also intend to commence negotiations later in 2006 to secure agreements with one or more distributors, an engineering consultant for mineral water treatment, computer hardware and software providers, quality control specialists, flavors and fragrances suppliers, and other vendors. We intend to enter into a lease agreement for office space in the New York metropolitan area in 2006.

Government Regulation

In order to enter the bottled water industry, Poseidis will be subject to regulation by each country in which it conducts business, and under national, regional and (in some cases) local laws and regulations. Our product launch cannot begin until all regulatory approvals are obtained. There can be no assurance that the Company will obtain the requisite licenses and approvals of the various regulatory agencies in a timely fashion, if at all. The securing of the requisite national, regional and local licenses and permits is a prerequisite for conducting, operating or performing any regulated activity.

Poseidis is also subject to certain national, regional and local environmental protection, health and safety laws, regulations and ordinances that apply to non-bottled water businesses generally, as well as laws and regulations which apply to businesses specifically engaging in the bottled water industry.

Employees

Poseidis and its consolidated subsidiary Montespan have three unsalaried employees/consultants as of the date of this Memorandum. As we progress with our development strategy we intend to hire full-time and part-time employees on a phased basis and to enter into employment agreements with our senior management.

Corporate Information

Poseidis is a Florida corporation that was incorporated on June 11, 1998. Our corporate name was originally EZ Talk, Inc., which was changed in May 2000 to BillyWeb Corp. and changed in August 2002 to Poseidis, Inc. The executive office of Poseidis is located at 222 Lake View, Suite 160, West Palm Beach, Florida 33401, telephone number: (305) 428-3757.

In May 2000, the Company entered into an agreement to acquire 77.3% of the issued and outstanding common shares of BillyWeb Corp in a reverse merger. In July 2000, the Company acquired the remaining 22.7% that it did not previously own in exchange for 5,000,000 shares of restricted common stock. In October 2000, the Company formed a subsidiary under the laws of France, SARL BillyWeb. In December 2002, the Company placed SARL BillyWeb in bankruptcy under French law. The Company recorded a gain of $12,700 as a result of this. In April 2003, the Company created a new wholly owned subsidiary, Poseidis, SAS, under French law and later changed that subsidiary's name to Montespan SAS.


                                   MANAGEMENT

     The following table sets forth information concerning our directors and executive officers as of the date of this Memorandum:

NAME                    AGE                       POSITION
--------------------    ---     ------------------------------------------------
Louis Pardo             38      Chairman, Chief Executive Officer,
                                and President

Diane Boisvert          50      Director and Secretary

Bernard Bouverot        42      Chief Operating Officer of
                                Montespan

John J. McGovern        50      Executive Vice President and
                                Chief Financial Officer

     Louis Pardo, Chairman, Chief Executive Officer, and President. Mr. Pardo has served as the Company's President since September 2002 and as the Company's Chief Executive Officer since January 2006. Mr. Pardo is responsible for the Company's strategic direction, product & brand development, marketing and business development activities. Prior to his appointment as President, Mr. Pardo was the Company's Marketing Manager and Product Developer. Before joining Poseidis, Mr. Pardo served as Marketing Manager and Product Developer for Billyweb Corp. and Music Life Entertainment Inc. from 1999 to 2001. During this time, he was responsible for the development of leading television programs for children in France. From 1996 to 1999, Mr. Pardo served as President of Faz Productions of France. While at Faz Productions, he received many awards for various music and video productions. Prior to Faz Productions, Mr. Pardo spent four years with Symbolic Corp of France where he was President and Senior Product Manager. At Symbolic Corp. Mr. Pardo launched "x-energy drink," the #1 Energy soft drink in France. Since 2000, Mr. Pardo has also been a partner of Deston Songs and Deston Entertainment, where he co-produced successful platinum-selling albums of Ricky Martin, Sakis Rouvas and 2Be3.

     Diane Boisvert, Director and Secretary. Ms. Boivert has served as a Director and Secretary since January 12, 2006. Ms. Boisvert has held senior positions with Canada National Bank including Vice President and Senior Executive (1992-2003) in the bank's Mortgage & Loan Department. She is the founder of, and is the self-employed operator of, Hypotheca, Ltd., a mortgage brokerage firm (2003 to the present).

     Bernard Bouverot, Chief Operating Officer of Montespan. Mr. Bouverot has been the Chief Operating Officer of Montespan, our French subsidiary, since 2004. Prior to joining Montespan, from 2001 to 2004 Mr. Bouverot was the
Technical Manager for Blue Industry, a company that specializes in the potabilization and treatment of used waters. In addition, Mr. Bouverot has served as Chief Technology Officer and as a member of the Board of Smart Tech Inc. (satellite tracking devices), as president of several subsidiaries of Gemplus Group (a leading manufacturer of microchip cards) in France, Holland, Italy, and Spain, and as president of Haviland USA, Inc. (fine porcelain table products). While Mr. Bouverot was a principal of Smart IT Technology in Lyon, France that company went through a bankruptcy proceeding. Mr. Bouverot's educational background includes a French DESS degree in marketing and business administration (MBA equivalent), a French DESS degree in business law, and a medical doctor degree in applied biology and engineering.

     John J. (Jack) McGovern, Executive Vice President and CFO. Mr. McGovern has served as Executive Vice President and Chief Financial Officer since January 12, 2006. Mr. McGovern has over twenty-five years of financial and executive management experience. He is the Chairman and a Managing Director of Bridgehead Partners, LLC which he founded in January of 2002. Recently, Mr. McGovern was the Chief Financial Officer of Lithium Technology Corporation from May 2004 until June 2005. Mr. McGovern is a member of the Board of Directors of Lithium Technology Corporation. Mr. McGovern was the CFO of Multex.com, Inc., a $100 million NASDAQ listed company that was considered the leading internet-based investment information and technology provider to the financial services industry. Multex was acquired by Reuters in March, 2003. Prior to Multex, Mr. McGovern spent 2 years at Northsound Music Group, Inc. as President and Chief
Executive Officer. Northsound was the leading producer and marketer of nature-themed media. From 1990 to 1995, Mr. McGovern was one of the founding principals of FPBSM Industries, Inc., a holding company for companies specializing in the design and manufacturing of Defense Electronics with particular emphasis on high voltage power supplies and related applications. Mr. McGovern spent over 6 years as a Senior Vice President with Merrill Lynch Interfunding, Inc. ("MLIF") prior to forming FPBSM Industries where he was responsible for the origination, valuation and negotiation of debt and equity investments in more than twenty-five leveraged buyouts. Mr. McGovern received a B.S. degree in Accounting from Monmouth University and an MBA from Columbia University where he attended the Masters Degree Program for Executives. He is a Certified Public Accountant in the state of New Jersey (inactive).

Family Relationships

     No family relationships exist among our directors or officers.

Executive Compensation

     The following table shows all the cash compensation paid by Poseidis, as well as any other compensation paid or accrued, during the fiscal years ended February 28, 2006, February 28, 2005, and February 29, 2004 to Poseidis' Chief Executive Officer and the two highest paid executive officers other than Poseidis' Chief Executive Officer during the fiscal year ended February 28, 2006. Poseidis did not have any salaried employees during the fiscal years ended February 28, 2006, February 28, 2005, and February 29, 2004. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid or accrued to these executive officers during these fiscal years. Except as indicated below, no executive officer earned a total annual salary, bonus, or other compensation for any of these years in excess of $100,000.

                                                   Annual Compensation                               Long-Term
                             -----------------------------------------------------------------     Compensation
Name and                                                                  Other Annual
Principal Position             Year*      Salary ($)     Bonus ($)        Compensation ($)       Options/SARs (#)
                               -----      ----------     ---------        ----------------       ----------------
Louis Pardo                     2006         -0-            -0-                 -0-                      -
Chairman, Chief Executive       2005         -0-            -0-                 -0-                      -
Officer                         2004         -0-            -0-                 -0-                      -
  and President

Bernard Bouverot                2006         -0-            -0-                 -0-                      -
Chief Operating Officer of      2005         -0-            -0-                 -0-                      -
Montespan                       2004         -0-            -0-                 -0-                      -

John J. McGovern                2006      $15,000 (1)       -0-                 -0-                1,500,000 (1)
Executive Vice President        2005         -0-            -0-                 -0-                     -0-
and Chief Financial Officer     2004         -0-            -0-                 -0-                     -0-

----------------------------
* Fiscal year end is February 28.

(1) The Company has entered into an engagement agreement with Bridgehead Partners, LLC ("Bridgehead") whereby Mr. McGovern serves as Executive Vice President and Chief Financial Officer of the Company effective as of January 12, 2006. Mr. McGovern is the Chairman and Managing Director of Bridgehead. The engagement agreement with Bridgehead provides, among other things, for a monthly fee of $15,000 per month. The Company has agreed to issue Bridgehead a warrant for 1,500,000 shares exercisable at $0.0375 per share which vests in 3 tranches: one half on January 12, 2006, one quarter on June 1, 2006, and one quarter on October 31, 2006.

Employment Agreements

     The Company has not entered into employment agreements with its executive officers except for a consulting agreement between the Company and Bridgehead Partners, LLC ("Bridgehead") (John J. McGovern, the Company's Chief Financial Officer, is the Chairman and Managing Director of Bridgehead).

     Poseidis and Montespan intend to negotiate and enter into employment agreements with their executive officers in 2006.

Certain Transactions

     The Company and Bridgehead are parties to an engagement agreement whereby Mr. McGovern serves as Executive Vice President and Chief Financial Officer of the Company. The engagement agreement with Bridgehead provides, among other things, for a monthly fee of $15,000. The Company will issue to Bridgehead a warrant for 1,500,000 shares of the Company's common stock with an exercise price of $0.0375 per share which vests in three tranches: one half on January 12, 2006, one quarter on June 1, 2006, and one quarter on October 31, 2006.

2000 Employee/Consultant Stock Compensation Plan

     The Company adopted a 2000 Employee/Consultant Stock Compensation Plan. The Company has granted no options or other rights under that plan. The Company intends to adopt a new stock incentive plan in 2006 and to make grants under that plan as determined by the Board of Directors or applicable committee.


                             DESCRIPTION OF PROPERTY

     Montespan owns approximately 13.1 acres in Theneuille, France near the Source (as defined above) and has entered into a real estate purchase agreement pursuant to which Montespan may purchase approximately 5.2 acres where the Source is located and the immediate surrounding area. The purchase price for these 5.2 acres in (euro)2,150,000 (approximately $2,580,000) of which we have paid (euro)390,000 (approximately $468,000). This real estate purchase agreement expires on February 28, 2008.

     Poseidis' executive offices are located at 222 Lake View Ave.,Suite 160, West Palm Beach, Florida 33401.

                                LEGAL PROCEEDINGS

     As of the date of this Prospectus, the Company did not have any material pending or threatened litigation, claims or assessments.







                [Balance of this page intentionally left blank.]

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 10, 2006, the number and percentage of outstanding shares of our common stock beneficially owned by our executive officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:

                                      Shares
           Name of Owner(1)     Beneficially Owned  Percentage of Class(2)
-----------------------------   ------------------  --------------------------

Louis Pardau Dit                    14,063,572              15.68%
Pardo

Christophe                         14,390,389(3)            16.05%
Giovanetti

Diane Boisvert                        35,055                   *

John J. McGovern                   1,125,000(4)              1.24%

Bernard Bouverot                         0                   0.00%

All Executive Officers
& Directors as a                    15,223,627              16.76%
Group
----------------------------
*    Less than 1%

(1) Address: c/o Poseidis, Inc., 222 Lake View, Suite 160, West Palm Beach, FL 33401.

(2) The percentage of class calculation for each person or entity is based on 89,685,800 shares of our common stock outstanding as of April 10 2006, exclusive of the number of shares of our common stock issuable to the person or entity upon conversion of convertible securities held by such person or entity. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2006, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of our equity securities.

(3) Includes a total of 5,774,576 shares of common stock held by DMI Joaillerie Paris, of which Mr. Giovannetti is the Managing Director and owns 49% of its common stock. Also includes a total of 168,000 shares of common stock held by Matthews Morris, Inc., of which Mr. Giovannetti is the President and sole owner.

(4) This figure represents shares that may be purchased pursuant to a warrant issued to Bridgehead Partners, LLC, which is controlled by Mr. McGovern, within 60 days of April 10, 2006. Pursuant to this warrant, Mr. McGovern may also acquire an additional 375,000 shares, which vests on October 31, 2006.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Bridgehead are parties to an engagement agreement whereby Mr. McGovern serves as Executive Vice President and Chief Financial Officer of the Company. The engagement agreement with Bridgehead provides, among other things, for a monthly fee of $15,000. The Company has agreed to issue to Bridgehead a warrant for 1,500,000 shares of the Company's common stock with an exercise price of $0.0375 per share which vests in three tranches: one half on January 12, 2006, one quarter on June 1, 2006, and one quarter on October 31, 2006.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     As of March 29, 2006, there were approximately 706 record holders of our common stock. Our common stock is listed on the OTC Bulletin Board under the symbol "PSED".

     The following table sets forth the high and low closing prices of our common stock for the calendar years indicated below.

                                              Stock Price
                                       --------------------------
                                          High           Low
                                       -----------    -----------
2006
First Quarter                          $    0.10      $    0.03




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



2005
Fourth Quarter                             $ 0.08         $ 0.02
Third Quarter                              $ 0.10         $ 0.07
Second Quarter                             $ 0.22         $ 0.10
First Quarter                              $ 0.21         $ 0.14

2004
Fourth Quarter                             $ 0.25         $ 0.16
Third Quarter                              $ 0.51         $ 0.21
Second Quarter                             $ 2.02         $ 0.81
First Quarter                              $ 5.73         $ 3.51

2003
Fourth Quarter                             $ 6.17         $ 5.43
Third Quarter                              $ 5.81         $ 5.37
Second Quarter                             $ 5.30         $ 4.98
First Quarter                              $ 4.73         $ 4.42


                            DESCRIPTION OF SECURITIES

CAPITAL STOCK.
     Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of April 10, 2006, we had 89,685,800 shares of our common stock outstanding and no shares of our preferred stock outstanding. In addition, there are warrants to purchase 63,198,466 shares of our common stock outstanding. The following description is a summary of our capital stock and contains the material terms of the capital stock. Additional information can be found in our Certificate of Incorporation and Bylaws. Common Stock

     Dividends may be declared and paid on the common stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock, if any.

     In the event of dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, each issued and outstanding share of common stock shall entitle the holder thereof to receive an equal portion of our net assets available for distribution to holders of common stock after payment of liabilities, subject to any preferential rights of any then outstanding preferred stock.

     Except as otherwise required by law, each holder of common stock will have one vote in respect of each share of stock held by such holder of record for the election of directors and on all matters submitted to a vote of our shareholders. There is no cumulative voting.

     The accompanying registration statement includes the common stock issuable upon conversion of the convertible debentures issued to Cornell, shares of our Common Stock issuable under the SEDA and the shares underlying the debentures and the warrants issued in the 2006 Private Placement.

Preferred Stock

     Our authorized capital stock includes 10,000,000 shares of preferred stock, none of which was outstanding at April 10, 2006.

Options, Warrants and Convertible Securities

     As of April 10, 2006, we had outstanding the following convertible securities, warrants, options and commitments to issue Company securities:

Standby Equity Distribution Agreement

     On August 26, 2005, we entered into the SEDA with Cornell Capital, pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of Common Stock for a total purchase price of up to $8,000,000. Cornell Capital and we entered into an Amended and Restated Standby Equity Distribution Agreement and related letter agreement as of October 24, 2005 which removed the escrow agent and took into effect the termination of the Escrow Agreement by and among Cornell Capital, David Gonzalez, Esq. and us. In addition, we agreed to not redeem or repay convertible debentures issued by Cornell Capital with proceeds from the Amended and Restated Standby Equity Distribution Agreement.

     As of February 1, 2006, Cornell Capital and we entered into a Second Amended and Restated Standby Equity Distribution Agreement which amended the payment terms pertaining to the $320,000 commitment fee due Cornell Capital as provided for in the Original SEDA. Under these amended terms, on February 1, 2006 we issued to Cornell Capital (i) 3,000,000 shares of common stock, (ii) a warrant to purchase 9,000,000 shares of common stock at an exercise price of $0.04 per share, and (iii) a promissory note in the principal amount of $200,000. (The Second Amended and Restated Standby Equity Distribution Agreement shall be referred to herein as the "SEDA".)

     For each share of Common Stock purchased under the SEDA, Cornell Capital will pay us 96% of the lowest volume weighted average price of Common Stock as quoted by on the Over-the-Counter Bulletin Board or other principal market on which Common Stock is traded for the five days immediately following the date we deliver a notice requiring Cornell Capital to purchase shares under the SEDA.

     Cornell Capital's obligation to purchase shares of Common Stock under the SEDA is subject to certain conditions, including our obtaining an effective Registration Statement for shares of Common Stock sold under the SEDA and is limited to $300,000 per weekly advance. In addition, on each date that we request an advance pursuant to the SEDA, we are required to pay to Cornell Capital a fee totaling 5% of each advance request which is payable directly from the gross proceeds. If such payment is not made by us on the date that such advance is made, the payment may be deducted from the amount of the advance requested by us with no reduction in the amount of shares to be delivered to Cornell Capital in connection therewith.

     Assuming for illustration purposes an issuance price of $0.05 per share for $8,000,000 of Common Stock, we would issue 160,000,000 shares of Common Stock to Cornell Capital under the SEDA.

To allow investors to better understand the potential dilutive effect of the SEDA, the following table is intended to illustrate the maximum number of shares issuable to Cornell Capital at the current market price and at assumed 25%, 50% and 75% decreases in the current market price. The figures below also assume that we have drawn down the entire $8,000,000 available under the SEDA.

                                              Purchase at 25%    Purchase at 50%       Purchase at 75%
                        Purchase at Current Decrease in Market  Decrease in Market   Decrease in Market
                            Market Price           Price              Price                 Price
                        ------------------- ------------------ --------------------- --------------------
Market Price                  $0.0800             $0.0600            $0.0400               $0.0200
Purchase Price1               $0.0768             $0.0576            $0.0384               $0.0192
Total Shares Issuable       104,166,667         138,888,889        208,333,333           416,666,667
under SEDA
Percentage of
Outstanding common             61.06%             67.64%              75.82%               86.25%
stock after issuance2

----------------------------------------
1    The purchase price is 96% of the market price.
2 The terms of the SEDA provide that we may not issue such number of shares to Cornell Capital which would cause the aggregate number of shares of Common Stock beneficially owned by Cornell Capital and its affiliates to exceed 9.9% of our then outstanding Common Stock. The figures represented in this row assume that such provision does not apply.

Convertible Debentures

     On August 26, 2005, we entered into the Securities Purchase Agreement with Cornell Capital (the "First Securities Purchase Agreement"), pursuant to which we issued to Cornell Capital $300,000 in principal of 12% convertible debentures in two tranches of $150,000 each. These debentures are convertible into shares of Common Stock at a conversion price of $0.0497 per share, which may be adjusted under certain circumstances. On February 1, 2006, Cornell Capital and we amended and restated the $300,000 Debentures to provide that the maturity dates of those two debentures is September 1, 2007, that monthly scheduled payments of principal and interest commence on September 1, 2006, and that these two debentures are secured by the Security Agreement and the Pledge and Escrow Agreement between Cornell Capital and us dated February 1, 2006.

     On February 1, 2006, we entered into a second Securities Purchase Agreement with Cornell Capital (the "Second Securities Purchase Agreement"), pursuant to which we issued to Cornell Capital a 12% convertible debenture in the principal amount of $344,000. (Both Securities Purchase Agreements between Cornell Capital and us shall together be referred to herein as the "Securities Purchase Agreements".) This debenture is convertible into shares of Common Stock at a conversion price of $0.04 per share, which may be adjusted under certain circumstances. (The debentures issued pursuant to both Securities Purchase Agreements shall collectively be referred to as the "Convertible Debentures"). Pursuant to the terms of each Convertible Debenture, the conversion price may be adjusted in accordance with the following material terms:

          (i) If we, at any time while the Convertible Debentures are outstanding, (a) pay dividends or otherwise make a distribution on our equity securities payable in shares of Common Stock; (b) effect a stock split or reverse stock split (or similar transaction) or (c) issue any shares of Common Stock by reclassification, the conversion price of the Convertible Debentures will be adjusted pursuant to a formula based on the number of shares issued in connection with such an event;

          (ii) If we, at any time while the Convertible Debentures are outstanding, issue rights, options or warrants to all holders of Common Stock (and not to Cornell Capital) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Bid Price of our Common Stock, then the conversion price of the Convertible Debentures will be adjusted pursuant to a formula based on the number of shares issued in such transactions;

          (iii) If we, at any time while the Convertible Debentures are outstanding, issue shares of Common Stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of Common Stock entitling any person to acquire shares of Common Stock, at a price per share less than the conversion price (other than securities issued for compensatory purposes pursuant to any of our stock option or stock purchase plans), then Cornell Capital may, at its sole discretion, adjust the conversion price of the Convertible Debentures to mirror such transactions;

          (iv) If we, at any time while the Convertible Debentures are outstanding, distribute to all holders of Common Stock (and not to Cornell Capital) evidences of our indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in the conversion price will be adjusted pursuant to a formula based on the value of the indebtedness, assets or other rights issued by us in connection with such transaction; and

          (v) If an event of default occurs as described in the Convertible Debentures and remains uncured, the conversion price will be reduced to $0.0124.

Interest on the Convertible Debentures is payable in cash but may be payable in shares of Common Stock at the option of the holder under certain conditions. Pursuant to the Convertible Debentures, we may be required to pay accrued interest in shares of Common Stock upon the occurrence of an event of default under the Convertible Debentures if Cornell Capital so requests. Under the Convertible Debenture, an "event of default" occurs where (1) we fail to pay principal or interest when due which is not cured within five days; (2) we fail to comply with any covenant, agreement or warranty in the Convertible Debentures which is not cured within five days; (3) we or any subsidiary become subject to a bankruptcy or insolvency proceeding or are adjudicated bankrupt or insolvent or make a general assignment for the benefit of our creditors; (4) we or any subsidiary default in any obligations under the debentures or any mortgage, credit or other facility, indenture agreement or the like; (5) our common stock ceases to be quoted on the OTC-BB; (6) we or any subsidiary become a party to a change-in-control transaction as described in the Convertible Debentures; (7) we fail to file a registration statement covering the shares underlying the Convertible Debentures; (8) the effectiveness of the registration statement covering the shares underlying the Convertible Debentures lapses or Cornell Capital is restricted from selling shares in connection therewith for more than five trading days; (9) we fail to deliver Common Stock certificates upon conversion; or (10) we fail to deliver payment in cash pursuant to a "Buy-in" transaction where Cornell Capital purchases shares on the open market after failing to receive shares from us within five days after a notice of conversion. If an event of default remains uncured by us, Cornell Capital may (but is not required to) request payment of principal and interest in shares of Common Stock at a rate of $0.0124 per share. At a conversion price of $0.0497, the $300,000 worth of 12% debentures would convert into 6,036,217 shares of Common Stock not taking into account any interest that may be paid in shares of Common Stock. In addition, at a conversion price of $0.04, the $344,000 worth of 12% debentures would convert into 8,600,000 shares of Common Stock not taking into account any interest that may be paid in shares of Common Stock.

Pursuant to the First Securities Purchase Agreement, we issued two convertible debentures of $150,000 each, with the second debenture (the "Second Debenture") issued on October 24, 2005. In connection with our issuance of the Second Debenture to Cornell Capital, we entered into a letter agreement with Cornell Capital whereby certain conditions contained in the First Securities Purchase Agreement pertaining to the issuance of the Second Debenture were modified. We have satisfied each of the modified conditions set forth in the letter agreement, except that we later modified the requirement that we must file with the SEC a registration statement covering the shares of our common stock issuable upon conversion of the Convertible Debentures to 30 days after February 1, 2006 in connection with the Second Securities Purchase Agreement.

In addition, we have agreed to not redeem or repay the Convertible Debentures with proceeds from the SEDA for so long as the Convertible Debentures are held by Cornell Capital or its affiliates.

     The Convertible Debentures have a maturity date of September 1, 2007 and accrue interest at 12% per year.

Warrants

o We issued to Cornell Capital a warrant to purchase 500,000 shares of Common Stock at an exercise price of $0.12 per share. We issued this warrant to Cornell Capital as part of a commitment fee owed to Cornell Capital pursuant to the SEDA.

o We issued to Cornell Capital a warrant to purchase 9,000,000 shares of Common Stock at an exercise price of $0.04 per share in connection with the Second Amended and Restated SEDA.

o We issued to Cornell Capital a warrant to purchase 1,250,000 shares of Common Stock at an exercise price of $0.12 per share. We issued this warrant as payment of a fee owed to Cornell Capital pursuant to the First Securities Purchase Agreement.

o In connection with the Second Securities Purchase Agreement, we issued to Cornell Capital the following warrants: (a) a warrant to purchase 3,750,000 shares of our Common Stock for a period of five (5) years at an exercise price of $0.08 per share; (b) a warrant to purchase 1,250,000 shares of our Common Stock for a period of five (5) years at an exercise price of $0.12 per share; and (c) a warrant to purchase 1,200,000 shares of our Common Stock for a period of five (5) years at an exercise price of $0.25 per share.

o Each of the warrants described above contain materially identical terms and conditions. The exercise prices of the warrants are subject to adjustment if we issue or sell any shares of Common Stock (other than (a) securities issued in connection with a strategic partnership or a joint venture (the primary purpose of which is not to raise equity capital); (b) securities as consideration for a merger or consolidation or the acquisition of a business, product, license, or other assets of another person or entity;
     (c) options to purchase common stock issued to our employees with exercise prices not less than the Closing Bid Price on the date of issuance; or (d) securities issued in connection with an employee benefit plan, provided securities issued pursuant to (a) through (c) are issued at a price equal or greater than the arithmetic average of the Closing Bid Price of our common stock for the prior 10 trading days) for a consideration per share less than a price equal to the warrant's exercise price in effect immediately prior to such issuance or sale (such transaction, a "Warrant Price Adjustment Transaction"). If we issue such securities, then the exercise prices of the warrants shall be reduced to an amount equal to the consideration paid in the Warrant Price Adjustment Transaction. In addition, the warrant exercise prices are subject to adjustment if we subdivide or combine one or more classes of our common stock. In such instance, the warrant exercise prices will be adjusted proportionately to reflect such transaction. The warrant exercise prices are also subject to adjustment if we declare or make any dividend or other distribution of our assets, with the adjustment to be based on the value of the distribution. Finally, we are obligated to make an appropriate downward adjustment to the warrant exercise prices upon the occurrence of an event similar to the aforementioned transactions but which is not specified in the warrant agreement itself (e.g., the granting of stock appreciation rights, phantom stock rights or other rights with equity features).

o We have agreed to issued to Bridgehead Partners, LLC a warrant to purchase 1,500,000 at an exercise price of $0.0375.

o We issued to accredited investors participating in the 2006 Private Placement warrants to purchase a total of 41,199,022 shares of Common Stock. Of these warrants, a total of 2,753,400 have an exercise price of 125% of the average closing price of our Common Stock for the 10 trading days immediately preceding the closing date for the warrants, a total of 2,753,400 have an exercise price of 145% of the average closing price of our Common Stock for the 10 trading days immediately preceding the closing date for the warrants, and a total of 35,692,222 have an exercise price equal to the conversion price of the convertible debentures issued in connection with the 2006 Private Placement.

o We issued to certain designees of North Coast Securities Corporation ("North Coast") warrants to purchase a total of 3,549,444 shares of Common Stock. Of these warrants, a total of 2,549,444 were issued as partial consideration for North Coast's acting as placement agent in the 2006 Private Placement and have an exercise price of 110% of the fair market value of our Common Stock. The remaining 1,000,000 warrants were issued as partial consideration for services rendered by North Coast pursuant to a separate Financial Advisory and Investment Banking Agreement between the Company and North Coast and have an exercise price of $0.05 per share.

Options

     None.

Other Commitments to Issue Securities

     None.

Limitation of Liability; Indemnification

     Our Articles of Incorporation provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the Company's best interests, and, with respect to any criminal actions or proceeding, has no reasonable cause to believe his conduct to be unlawful. No indemnification may be made if the person securing indemnification shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company, unless, and only at the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Poseidis pursuant to the foregoing, or otherwise, Poseidis has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions of the Articles Of Incorporation

     AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for the future issuance without our shareholders approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to the future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Poseidis that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with Poseidis' Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

     The financial statements as of and for the two-year period ended February 28, 2005 included in the Prospectus have been audited by Durland & Company, CPAs, P.A., independent registered public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     Gallagher, Briody & Butler of Princeton, New Jersey will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which form a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulationa of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

      WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT POSEIDIS, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

     o    except the common stock offered by this prospectus;
     o    in  any  jurisdiction  in  which  the  offer  or  solicitation  is not authorized;
     o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
     o    to  any  person  to  whom  it  is   unlawful  to  make  the  offer  or
          solicitation; or
     o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

     The delivery of this prospectus or any accompanying sale does not imply that:

     o there have been no changes in the affairs of Poseidis, Inc. after the date of this prospectus; or
     o the information contained in this prospectus is correct after the date of this prospectus.

     Until __________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.


                                   PROSPECTUS


                       315,296,139 SHARES OF COMMON STOCK

                                 POSEIDIS, INC.


                              ____________ __, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the Company's best interests, and, with respect to any criminal actions or proceeding, has no reasonable cause to believe his conduct to be unlawful. No indemnification may be made if the person securing indemnification shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company, unless, and only at the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by us.

         Securities and Exchange Commission Registration Fee       $2,698.93
         Printing and Engraving Expenses                          $10,000.00
         Accounting Fees and Expenses                             $15,000.00
         Legal Fees and Expenses                                  $75,000.00
         Miscellaneous                                            $10,000.00
                                                                -------------
         TOTAL                                                   $112,698.93





                [Balance of this page intentionally left blank.]

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                                    Principal
Date                                 Amount     Price Per    Nature of                         Exemption
of Sale              Title          or Shares     Share      Transaction                       Claimed
-------              -----          ---------     -----      -----------                       -------
4/6/06         183,560 Units        $917,800       N/A       Debentures and Warrants issued    ss.4(2) of the
               consisting of 10%                             to accredited investors in a      Securities Act
               Convertible                                   private placement of Units.
               Debentures and                                Each Unit consisting of an
               Warrants                                      unsecured convertible debenture
                                                             in the  principal  amount of $5.00,
                                                             six  warrants  for each $1.00
                                                             invested, and one warrant for each
                                                             share of the  Company's common stock
                                                             acquired upon conversion of the
                                                             Debentures. Debentures are convertible
                                                             into the Company's Common Stock at a
                                                             a price equal to 85% of the average
                                                             closing price as defined and have a
                                                             March 31, 2010 maturity date.
                                                             Warrants are exercisable at 125%
                                                             (as to three Warrants), 145% (as to
                                                             three Warrants) of the average closing
                                                             price of the Company's common stock as
                                                             defined, and at the conversion price
                                                             of the Debenture (as to the remaining
                                                             Warrants). The Warrants expire on
                                                             March 31, 2011.

3/31/06        Warrants              2,549,444     N/A       Warrants issued to placement    ss.4(2) of the
                                                             agent's designees for services    Securities
                                                             rendered. Warrants are            Act
                                                             exercisable at a price equal to
                                                             110% of the average closing
                                                             price of the Company's common
                                                             stock as defined and expire
                                                             March 31, 2011.

3/31/06        Warrants             1,000,000      N/A       Warrants issued to placement    ss.4(2) of the
                                                             agent's designees for services    Securities
                                                             rendered. Warrants are            Act
                                                             exercisable at a price equal to
                                                             $0.05 per share and expire
                                                             March 31, 2011.

2/01/06        $344,000 Debenture   $344,000          N/A    Convertible secured debenture   ss.4(2) of the
                                                             issued to an accredited           Securities
                                                             investor.  Debenture has a        Act
                                                             Sept. 1, 2006 maturity date and
                                                             is convertible at $0.04 per
                                                             share.

2/01/06        Warrants             6,200,000      N/A       Warrants issued to an           ss.4(2) of the
                                                             accredited investor in payment    Securities
                                                             of financing costs. Warrants      Act
                                                             are exercisable at prices
                                                             ranging from $0.08 to $0.25 per
                                                             share and expire February 1,
                                                             2011.

2/01/06        Warrants             9,000,000      N/A       Warrants issued to an           ss.4(2) of the
                                                             accredited investor in payment    Securities
                                                             of financing costs.  Warrants     Act
                                                             are exercisable at $0.04 per
                                                             share and expire February 1,
                                                             2011.

2/01/06        Common Stock         3,000,000      N/A       Shares issued to an accredited  ss.4(2) of the
                                                             investor in payment of            Securities
                                                             financing costs in connection     Act
                                                             with standby equity
                                                             distribution arrangement.

2/01/06        Common Stock          250,000      $0.04      Shares issued to placement      ss.4(2) of the
                                                             agent for services rendered.      Securities
                                                                                               Act

1/12/06        Warrants             1,500,000      N/A       Warrants issued to an           ss.4(2) of the
                                                             accredited investor for           Securities
                                                             services rendered.  Warrants      Act
                                                             are exercisable at $0.0375 per
                                                             share, vest in 3 tranches and
                                                             expire January 21, 2011.

12/29/05       Common Stock          440,000      $0.15      Shares issued for $66,000 in    ss.4(2) of the
                                                             cash to accredited investors in   Securities
                                                             a private placement.              Act

10/24/05       12% Convertible      $150,000       N/A       Convertible secured debenture   ss.4(2) of the
               Debenture                                     (as amended and restated)         Securities
                                                             issued to an accredited           Act
                                                             investor.  Debenture is
                                                             convertible at $0.0497 per
                                                             share and has a September 1,
                                                             2007 maturity date.

8/26/05        Warrants              500,000       N/A       Warrants issued to an           ss.4(2) of the
                                                             accredited investor in payment    Securities
                                                             of financing costs.  Warrants     Act
                                                             are exercisable at $0.12 per
                                                             share and expire Aug. 26, 2010.

8/26/05        12% Convertible      $150,000       N/A       Convertible secured debenture   ss.4(2) of the
               Debenture                                     (as amended and restated)         Securities
                                                             issued to an accredited           Act
                                                             investor.  Debenture is
                                                             convertible at $0.0497 and
                                                             matures September 1, 2007.

8/26/05        Warrants               1,250,000       N/A    Warrants issued to an           ss.4(2) of the
                                                             accredited investor in payment    Securities
                                                             of financing costs. Warrants      Act
                                                             are exercisable at $0.12 per
                                                             share and expire Aug. 26, 2010.

Fiscal Qtr.    Common Stock        14,971,472     $0.05      Shares issued for services      ss.4(2) of the
Ended 11/30/05                                               valued at $748,574 in a private   Securities
                                                             placement.                        Act

Fiscal Qtr.    Common Stock          670,780     $0.0765     Shares issued for $51,314 in    ss.4(2) of the
Ended 8/31/05                                                cash in a private placement.      Securities
                                                                                               Act

Fiscal Qtr.    Common Stock          233,333      $0.15      Shares issued for $35,000 in    ss.4(2) of the
Ended 5/31/05                                                cash in a private placement.      Securities
                                                                                               Act

Fiscal         Common Stock          104,561      $0.15      Shares issued for services      ss.4(2) of the
2005                                                         valued at $15,684 in a private    Securities
                                                             placement.                        Act


Fiscal         Common Stock          154,399      $0.15      Shares issued for $23,160 in    ss.4(2) of the
2005                                                         cash in a private placement.      Securities
                                                                                               Act

September 2004 Common Stock          88,635       $0.77      Shares issued in payment of     ss.4(2) of the
                                                             accrued expenses totaling         Securities
                                                             approximately $68,000 in a        Act
                                                             private placement.

September 2004 Common Stock          66,349       $1.25      Shares issued for services      ss.4(2) of the
                                                             valued at $82,936 in a private    Securities
                                                             placement.                        Act

Fiscal         Common Stock          189,238      $1.25      Shares issued for $240,298 in   ss.4(2) of the
2005                                                         cash in a private placement.      Securities
                                                                                               Act


April 2004     Common Stock          521,043      $1.25      Shares issued for services      ss.4(2) of the
                                                             valued at $651,303 in a private   Securities
                                                             placement.                        Act

May 2004       Common Stock         1,200,000     $1.25      Shares issued for services      ss.4(2) of the
                                                             valued at $1,500,000 in a         Securities
                                                             private placement.                Act

Fiscal 2005    Common Stock          93,225       $1.25      Shares issued for $116,531 in   ss.4(2) of the
                                                             cash in a private placement.      Securities
                                                                                               Act

Fiscal 2005    Common Stock          176,294      $1.25      Shares issued for $220,368 in   ss.4(2) of the
                                                             cash in a private placement.      Securities
                                                                                               Act

Fiscal 2004    Common Stock          96,189       $3.75      Shares issued for $360,709 in   ss.4(2) of the
                                                             cash in a private placement.      Securities
                                                                                               Act


Fiscal 2004    Common Stock          34,316       $3.75      Shares issued for services      ss.4(2) of the
                                                             valued at $128,685 in a private   Securities
                                                             placement.                        Act


Fiscal 2004    Common Stock         1,721,043     $1.25      Shares issued for services      ss.4(2) of the
                                                             valued at $2,153,803 in a         Securities
                                                             private placement.                Act

February 2004  Common Stock           8,795       $3.75      Shares issued for $32,981 in    ss.4(2) of the
                                                             cash in a private placement.      Securities
                                                                                               Act


January 2004   Common Stock          17,465       $3.75      Shares issued for $65,493 in    ss.4(2) of the
                                                             cash in a private placement.      Securities
                                                                                               Act

January 2004   Common Stock            18,075      N/A       Shares issued for services in   ss.4(2) of the
                                                             a private placement.              Securities
                                                                                               Act

December 2003  Common Stock           5,610        N/A       Shares issued for services in   ss.4(2) of the
                                                             a private placement.              Securities
                                                                                               Act

November 2003  Common Stock          36,465        N/A       Shares issued in a private      ss.4(2) of the
                                                             placement.                        Securities
                                                                                               Act

Second Fiscal  Common Stock          44,300       $3.50      Shares issued for $155,050 in   ss.4(2) of the
Qtr. 2004                                                    cash in a private placement.      Securities
                                                                                               Act

Early Fiscal   Common Stock         1,993,930     $1.25      Shares issued for services      ss.4(2) of the
2004                                                         valued at $2,489,930 in a         Securities
                                                             private placement.                Act

Fiscal 2004    Common Stock         1,993,930     $1.25      Shares issued for services      ss.4(2) of the
                                                             valued at $2,489,930 in a         Securities
                                                             private placement.                Act

(All transactions described in Item 26 were, in the opinion of Poseidis, exempt from registration under the Securities Act by reason of Section 4(2) thereof, since the sale of such securities did not involve any public offering. The purchasers of these securities were officers or directors of Poseidis or persons who were sophisticated in financial matters and had access to information about Poseidis and an opportunity to ask questions of the directors and officers of Poseidis.)


ITEM 27.  EXHIBITS

     The following exhibits are filed as part of this registration statement:

Exhibit
Number      Description                                 Location
---------- -------------------------------------------------------------------

3.1        Articles of Incorporation                                         (4)

3.2        By-laws                                                           (5)

3.3        Articles of Amendment to Articles of Incorporation                (1)

4.1        Specimen of Common Stock Certificate                              (1)

4.2        Form of Common Stock Purchase Warrant                             (6)

4.3        Form of Unsecured Convertible Debenture                           (6)

5.1        Legal Opinion of Gallagher, Briody & Butler                       (7)

10.1       Second  Amended  &  Restated  Standby  Equity   Distribution
           Agreement dated February 1, 2006 between Poseidis,  Inc. and
           Cornell Capital Partners, LP                                      (8)

10.2       Registration Rights Agreement between Poseidis, Inc. and
           Cornell Capital Partners, LP                                      (3)

10.3       Securities Purchase Agreement between Poseidis, Inc.
           and Cornell Capital Partners, LP (exhibits omitted)               (3)

10.4       Security  Agreement  dated as of August 26, 2005 between
           Poseidis, Inc. and Cornell Capital Partners, LP                   (3)

10.5       Investor  Registration  Rights  Agreement dated as of
           August  26,  2005 between the Company and Cornell Capital
           Partners, LP                                                      (3)

10.6       Letter Agreement dated as of October 24, 2005 between
           the Company Filed herewith and Cornell Capital Partners,
           LP (with respect to Standby Equity Distribution Agreement
           and Escrow Agreement)                                             (2)

10.7       Letter Agreement dated as of October 24, 2005 between the
           Company Filed herewith and Cornell Capital Partners, LP
           (with respect to Second Debenture and Investor Registration
            Agreement)                                                       (2)

10.8       Lock-Up Agreement between Poseidis, Inc. and Louis Pardau
           dit Pardo                                                         (1)

10.9       Securities Purchase Agreement dated as of February 1, 2006 between the Company and Cornell Capital Partners, LP
           (exhibits omitted)                                                (8)

10.10      Engagement Agreement dated October 31, 2005
           between Poseidis, Inc. and Bridgehead Partners, LLC               (9)

10.11      Engagement Agreement dated November 10, 2005 between Poseidis,
           Inc. and Phoenix Ventures, LLP                                   (10)

21.1       List of Subsidiaries                                              (1)

23.1       Consent of Durland & Company, CPAs, P.A.                          (1)

99.1       Warrant dated as of August 26, 2005 issued to Cornell Capital
           Partners, LP (500,000 shares)                                     (3)

99.2       Warrant dated as of August 26, 2005 issued to Cornell Capital
           Partners, LP (1,250,000 shares)                                   (3)

99.3       Secured Convertible Debenture dated as of February 1, 2006
           issued to Cornell Capital Partners, LP                            (8)

99.4       Second Amended and Restated Secured Convertible Debenture
           dated as of February 1, 2006 issued to Cornell Capital Partners
           in the principal amount of $150,000 (No. CCP-1aa)                 (8)

99.5 Amended and Restated Secured Convertible Debenture dated as of February 1, 2006 issued to Cornell Capital Partners in the
           principal amount of $150,000 (No. CCP-2a)                         (8)

99.6       Warrant dated as of February 1, 2006 issued to Cornell Capital
           Partners, LP in the principal amount of $344,000 (3,750,000)      (8)

99.7       Warrant dated as of February 1, 2006 issued to Cornell Capital
           Partners, LP (1,250,000 shares)                                   (8)

99.8       Warrant dated as of February 1, 2006 issued to Cornell Capital
           Partners, LP (1,200,000 shares)                                   (8)

99.9       Warrant dated as of February 1, 2006 issued to Cornell Capital
           Partners, LP (9,000,000 shares)                                   (8)
-------------------------------
(1)  Filed herewith.

(2) Filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2005 and incorporated herein by reference.

(3) Filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2005 and incorporated herein by reference.

(4) Originally filed on May 16, 2000 with the Company's Current Report on Form 8-K.

(5) Originally filed on June 10, 1999 with the Company's Registration Statement on Form 10-SB.

(6) Filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2006 and incorporated herein by reference.

(7)  To be filed by amendment.

(8) Filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2006 and incorporated herein by reference.

(9) Filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2006 and incorporated herein by reference.

(10) Filed as an exhibit to our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on January 24, 2006 and incorporated herein by reference.


ITEM 28. UNDERTAKINGS

The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than

          20 percent change in the maximum aggregate offering price set forth in
          the   "Calculation  of  Registration   Fee"  table  in  the  effective
          Registration Statement;

     (iii)Include any additional or changed material information in the plan of distribution;

               (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Princeton, New Jersey on April 14, 2006.


                                  POSEIDIS, INC.


                                By:  /s/Louis Pardo
                                     --------------------------------------
                                       Louis Pardo
                                       Chairman, Chief Executive Officer and
                                       President (Principal Executive Officer)

                                By:  /s/John J. McGovern
                                     --------------------------------------
                                        John J. McGovern
                                        Executive Vice President and Chief
                                        Financial Officer (Principal Financial
                                        Officer and Principal Accounting
                                        Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                  TITLE                            DATE
-------------------        ----------------------------     ----------------

/s/Louis Pardo
---------------------
Louis Pardo                Chairman, President and Chief     April 14, 2006
                           Executive Officer (Principal
                           Executive Officer) and Director

/s/ Diane Boisvert
---------------------
Diane Boisvert             Director                          April 14, 2006

                                 POSEIDIS, INC.

                          AUDITED FINANCIAL STATEMENTS

              For the Years Ended February 28 and 29, 2005 and 2004






                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Registered Public Accounting Firm......................F-2

Consolidated Balance Sheets..................................................F-3

Consolidated Statements of Operations........................................F-4

Consolidated Statements of Stockholders' Equity..............................F-5

Consolidated Statements of Cash Flows........................................F-7

Notes to Consolidated Financial Statements...................................F-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders
Poseidis, Inc.
West Palm Beach, Florida

We have audited the accompanying consolidated balance sheets of Poseidis, Inc., (the "Company"), as of February 28, 2005 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the two years in the period ended February 28, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Companies Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Poseidis, Inc. as of February 28, 2005 and the results of its operations and its cash flows for each of the two years in the period ended February 28, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has experienced a loss since inception. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/Durland & Company, CPAs, P.A.
---------------------------------
Durland & Company, CPAs, P.A.


Palm Beach, Florida
June 13, 2005

                                 Poseidis, Inc.
                           Consolidated Balance Sheets
                         Years Ended February 28 and 29,

                                                                                         2005                   2004
                                                                                ----------------------  --------------------
                                          ASSETS
CURRENT ASSETS
   Cash                                                                         $                1,051  $             30,788
   Accounts receivable                                                                               0                92,192
   VAT taxes receivable                                                                         39,750                11,983
   Prepaid expenses                                                                                  0                     0
                                                                                ----------------------  --------------------
           Total Current Assets                                                                 40,801               134,963
                                                                                ----------------------  --------------------
PROPERTY AND EQUIPMENT
   Land                                                                                         40,863                37,253
   Land improvements                                                                           151,530                     0
   Furniture and fixtures                                                                       22,705                18,466
   Equipment                                                                                    30,806                18,339
                                                                                ----------------------  --------------------
      Subtotal property and equipment                                                          245,904                74,058
      Less: Accumulated depreciation                                                           (37,144)              (20,095)
                                                                                ----------------------  --------------------
            Total Property and Equipment                                                       208,760                53,963
                                                                                ----------------------  --------------------
OTHER ASSETS
   Deposits                                                                                     35,889                42,786
                                                                                ----------------------  --------------------
            Total Other Assets                                                                  35,889                42,786
                                                                                ----------------------  --------------------
Total Assets                                                                    $              285,450  $            231,712
                                                                                ======================  ====================

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
   Accounts payable                                                             $              188,667  $             28,921
   Accrued expenses                                                                            864,078               492,493
   Accrued salaries                                                                             26,719                 7,314
   Short-term loan                                                                              29,009                     0
                                                                                ----------------------  --------------------
            Total Current Liabilities                                                        1,108,473               528,728
                                                                                ----------------------  --------------------
Total Liabilities                                                                            1,108,473               528,728
                                                                                ----------------------  --------------------
Minority Interest in Consolidated Subsidiaries                                                       0                     0
                                                                                ----------------------  --------------------

STOCKHOLDERS' EQUITY (DEFICIENCY)
   Preferred stock, $0.0001 par value, authorized 10,000,000
     shares; none issued                                                                             0                     0
   Common stock, $0.0001 par value, authorized 50,000,000 shares;
     50,120,215 and 5,393,033  issued and outstanding, respectively                              5,012                   539
   Additional paid-in capital                                                                5,971,289             3,206,690
   Accumulated comprehensive income (loss)                                                     (16,770)              (15,901)
   Accumulated deficit                                                                      (6,782,554)           (3,488,344)
                                                                                ----------------------  --------------------
            Total Stockholders' Equity (Deficiency)                                           (823,023)             (297,016)
                                                                                ----------------------  --------------------
Total Liabilities and Stockholders' Equity (Deficiency)                         $              285,450  $            231,712
                                                                                ======================  ====================



     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
                      Consolidated Statements of Operations
                         Years Ended February 28 and 29,

                                                                                         2005                   2004
                                                                                ----------------------  --------------------

REVENUES                                                                        $                    0  $                  0
                                                                                ----------------------  --------------------
OPERATING EXPENSES
   General and administrative                                                                  345,108               300,443
   Salaries                                                                                     70,050                12,852
   Consulting fees                                                                           2,711,604               347,998
   Depreciation                                                                                 23,910                 6,650
   Professional fees                                                                            51,072               125,438
   Web site development                                                                              0                     0
   Bad debt expense                                                                                  0                     0
                                                                                ----------------------  --------------------
          Total operating expenses                                                           3,201,744               793,381
                                                                                ----------------------  --------------------
Operating income (loss)                                                                     (3,201,744)             (793,381)
                                                                                ----------------------  --------------------
OTHER INCOME (EXPENSE)
   Interest expense                                                                                 (5)                 (140)
   Bad debt expense                                                                            (93,806)                    0
   Loss on fixed asset abandonment                                                             (23,064)                    0
   Gain on bankruptcy of subsidiary                                                                  0                     0
   Foreign currency transaction gain (loss)                                                     24,409                     1
                                                                                ----------------------  --------------------
          Total other income (expense)                                                         (92,466)                 (139)
Net loss before minority interest                                                           (3,294,210)             (793,520)
                                                                                ----------------------  --------------------
Minority interest in consolidated subsidiaries net (income) loss                                     0                     0
                                                                                ----------------------  --------------------
Net loss                                                                                    (3,294,210)             (793,520)

OTHER COMPREHENSIVE INCOME (LOSS)
   Foreign currency translation gain (loss)                                                       (869)                6,034
                                                                                ----------------------  --------------------
Comprehensive loss                                                              $           (3,295,079) $           (787,486)
                                                                                ======================  ====================

Net loss per weighted average share, basic                                      $                (0.07) $              (0.15)
                                                                                ======================  ====================
Weighted average number of shares                                                           49,922,315             5,338,502
                                                                                ======================  ====================




     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
          Consolidated Statements of Stockholders' Equity (Deficiency)


                                                   Number                               Additional
                                                     of        Preferred     Common      Paid-in
                                                   Shares        Stock       Stock       Capital
                                               -------------- ------------ ---------- --------------
BEGINNING BALANCE, Feb 29, 2000                     2,050,000 $          0 $      205 $       59,895
   April 2000 - accrued expenses                       13,500            0          1          3,384
   May 2000 - common stock contributed             (1,000,000)           0       (100)           100
   May 2000 - 16 for 1 forward split               15,952,500            0      1,596         (1,596)
   May 2000 - reverse merger                       23,100,000            0      2,310        229,833
   May 2000 - services                              1,900,000            0        190              0
   May 2000 - stock subscription receivable           150,000            0         15        149,985
   June 2000 - stock subscriptions received                 0            0          0              0
   June 2000 - services                               200,000            0         20        199,980
   July 2000 - minority interest of subsidiary      5,000,000            0        500         56,210
   October 2000 - services                            990,000            0         99        232,551
   Other comprehensive income (loss)                        0            0          0              0
Net loss                                                    0            0          0              0
                                               -------------- ------------ ---------- --------------
BALANCE, February 28, 2001                         48,356,000            0      4,836        930,342
   March 2001 - 1 for 10 reverse split            (43,520,399)           0     (4,352)         4,352
   Shares issued for cash                             226,426            0         23        280,129
   Shares issued for services                          24,969            0          2         27,091
   Other comprehensive income (loss)                        0            0          0              0
Net loss                                                    0            0          0              0
                                               -------------- ------------ ---------- --------------
BALANCE, February 28, 2002                          5,086,996            0        509      1,241,914
   Shares issued for cash                              10,858            0          1         33,119
   April 2002 - 1 for 10 reverse split             (4,581,795)           0       (458)           458
   Shares issued to pay accrued expenses            1,080,000            0        108        134,892
   Shares issued to settle short-term debt            864,000            0         86        107,914
   Shares issued for stock subscriptions rec.         800,000            0         80         99,920
   Shares issued for services                       1,969,784            0        197        984,695
   Stock subscription received                              0            0          0              0
   Shares issued for cash                              32,685            0          3        114,397
   Other comprehensive income (loss)                        0            0          0              0
Net loss                                                    0            0          0              0
                                               -------------- ------------ ---------- --------------
ENDING BALANCE, February 28, 2003                   5,262,528            0        526      2,717,309
   Shares issued for services                          34,316            0          3        128,682
   Shares issued for cash                              96,189            0         10        360,699
   Other comprehensive income (loss)                        0            0          0              0
Net loss                                                    0            0          0              0
                                               -------------- ------------ ---------- --------------
ENDING BALANCE, February 29, 2004                   5,393,033            0        539      3,206,690
    Forward split - 8 for 1                        37,753,231            0      3,775         (3,775)
   Shares issued for services                       1,993,930            0        199      2,489,731
   Shares issued for cash                             189,238            0         20        240,278
   Forward split - 11 for 10                        4,531,823            0        453           (453)
   Shares issued for services                         104,561            0         11         15,673
   Shares issued for cash                             154,399            0         15         23,145
   Other comprehensive income (loss)                        0            0          0              0
Net loss                                                    0            0          0              0
                                               -------------- ------------ ---------- --------------
ENDING BALANCE, February 28, 2005                  50,120,215 $          0 $    5,012 $    5,971,289
                                               ============== ============ ========== ==============




     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
          Consolidated Statements of Stockholders' Equity (Deficiency)
                                  (Continued)


                Accumulated
    Stock          Comp.                            Total
    Subs.          Income        Accumulated    Stockholders'
 Receivable        (Loss)          Deficit          Equity
------------- ---------------- --------------- ----------------
$           0 $              0 $       (11,541)$         48,559
            0                0               0            3,385
            0                0               0                0
            0                0               0                0
            0                0         (39,033)         193,110
            0                0               0              190
     (150,000)               0               0                0
      150,000                0               0          150,000
            0                0               0          200,000
            0                0               0           56,710
            0                0               0          232,650
            0          (11,638)              0          (11,638)
            0                0        (864,247)        (864,247)
------------- ---------------- --------------- ----------------
            0          (11,638)       (914,821)           8,719
            0                0               0                0
            0                0               0          280,152
            0                0               0           27,093
            0           (7,688)              0           (7,688)
            0                0        (473,928)        (473,928)
------------- ---------------- --------------- ----------------
            0          (19,326)     (1,388,749)        (165,652)
            0                0               0           33,120
            0                0               0                0
            0                0               0          135,000
            0                0               0          108,000
     (100,000)               0               0                0
            0                0               0          984,892
      100,000                0               0          100,000
            0                0               0          114,400
            0           (2,609)              0           (2,609)
            0                0      (1,306,075)      (1,306,075)
------------- ---------------- --------------- ----------------
            0          (21,935)     (2,694,824)           1,076
            0                0               0          128,685
            0                0               0          360,709
            0            6,034               0            6,034
            0                0        (793,520)        (793,520)
------------- ---------------- --------------- ----------------
            0          (15,901)     (3,488,344)        (297,016)
            0                0               0                0
            0                0               0        2,489,930
            0                0               0          240,298
            0                0               0                0
            0                0               0           15,684
            0                0               0           23,160
            0             (869)              0             (869)
            0                0      (3,294,210)      (3,294,210)
------------- ---------------- --------------- ----------------
$           0 $        (16,770)$    (6,782,554)$       (823,023)
============= ================ =============== ================



     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
                      Consolidated Statements of Cash Flows
                         Years Ended February 28 and 29

                                                                                        2005                   2004
                                                                                --------------------   --------------------

CASH FLOWS FROM DEVELOPMENT ACTIVITIES:
Net loss                                                                        $         (3,294,210)  $           (793,520)
Adjustments to reconcile net loss to net cash used for development activities.
   Stock issued for services                                                               2,277,202                128,685
   Depreciation                                                                               23,910                  6,650
   Bad debt expense                                                                           93,806                      0
   Loss on fixed asset abandonment                                                            23,064                      0
   Minority interest in consolidated subsidiary income (loss)                                      0                      0
Change in assets and liabilities
   (Increase) decrease in accounts receivable                                                      0                 (1,170)
   (Increase) decrease in prepaid expenses                                                         0                      0
   (Increase) decrease in deposits                                                            10,069                (39,964)
   Increase (decrease) in accounts payable                                                   142,726                 27,163
   Increase (decrease) in accrued expenses                                                   362,850                278,579
   Increase (decrease) in accrued salaries                                                    17,047                  6,831
   Increase (decrease) in VAT payable/receivable                                             (24,260)               (11,192)
                                                                                --------------------   --------------------
Net cash used by development activities                                                     (367,796)              (397,938)
                                                                                --------------------   --------------------
CASH FLOW FROM INVESTING ACTIVITIES:
   Deposit on land                                                                                 0                (34,796)
   Purchase of property and equipment                                                       (176,737)                (4,059)
                                                                                --------------------   --------------------
Net cash used by investing activities                                                       (176,737)               (38,855)
                                                                                --------------------   --------------------
CASH FLOW FROM FINANCING ACTIVITIES:
   Proceeds from short-term loan                                                              29,009                      0
   Repayment of short-term loan                                                                    0                      0
   Stock sold for cash                                                                       491,870                360,709
   Receipt of stock subscriptions                                                                  0                      0
   Increase (decrease) of bank overdraft                                                           0                      0
                                                                                --------------------   --------------------
Net cash provided by financing activities                                                    520,879                360,709
                                                                                --------------------   --------------------
Effect of exchange rates on cash                                                              (6,083)                (9,540)
                                                                                --------------------   --------------------
Net increase (decrease) in cash                                                              (29,737)               (85,624)

CASH, beginning of period                                                                     30,788                116,412
                                                                                --------------------   --------------------

CASH, end of period                                                             $              1,051   $             30,788
                                                                                ====================   ====================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Non-Cash Financing Activities:
     Common stock issued to pay accrued expenses                                $                  0   $                  0
                                                                                ====================   ====================
     Common stock issued to settle short-term debt                              $                  0   $                  0
                                                                                ====================   ====================



     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Principles.
     The Company Poseidis, Inc. is a Florida chartered corporation which conducts business from its headquarters in West Palm Beach, Florida. The Company was incorporated on June 10, 1998. On May 4, 2000, the Company changed its name to BillyWeb Corp. and on August 28, 2002, to Poseidis, Inc.

     The Company's operations have been to secure a "source" of natural mineral water in France, and negotiating with several entities to construct a bottling plant.

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and operations for the period then ended. Actual results may differ significantly from those estimates.

     The following summarize the more significant accounting and reporting policies and practices of the Company:

          a) Use of estimates. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the year then ended. Actual results may differ significantly from those estimates.

          b) Significant acquisition. On May 15, 2000, the Company entered into an agreement to acquire 77.3% of the issued and outstanding common shares of BillyWeb Corp., (n/k/a Share Exchange Corp.), in exchange for 23,100,000 shares of common stock of the Company, in a reverse merger, which will be accounted for as a recapitalization of BillyWeb Corp., (n/k/a Share Exchange Corp.). On July 27, 2000, the Company acquired the 22.7% of Share Exchange Corp. that it did not previously own in exchange for 5,000,000 shares of common stock restricted under Rule 144.

          In October 2000, the Company formed a subsidiary under the laws of France, SARL BillyWeb. The Company owns 99% and a French citizen holds the remaining 1%, pursuant to French law. In December 2002, the Company placed SARL BillyWeb in bankruptcy under French law. The Company recorded a gain of $12,700 as a result of this. In April 2003, the Company created a new wholly owned subsidiary, Poseidis, SAS, under French law.

          c) Principles of consolidation. The consolidated financial statements include the accounts of Poseidis, Inc. and its subsidiaries. Inter-company balances and transactions have been eliminated.

          d) Net loss per share. Basic is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

          e) Property and equipment. All property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three, five or seven years, using the straight-line method. Upon sale or

                                 Poseidis, Inc.
                   Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Principles (Continued).
          e) Property and equipment (continued). retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to operations as incurred. Depreciation expense was $23,910 and $6,650 for the years ended February 28 and 29, 2005 and 2004, respectively.

          f) Foreign currency  transaction and translation  gains (losses).  The
     principal   operations  of  the  Company  are  located  in  France.   On  a
     consolidated basis the Company's reporting currency is the US Dollar.

(2) Stockholders' Equity. The Company has authorized 50,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance. The Company had 50,120,215 and no shares of common and preferred stock, respectively, issued and outstanding at February 28, 2005.

     In fiscal 2004, the Company sold 96,189 shares of common stock in exchange for $360,709 in cash, or $3.75 per share. In fiscal 2004, the Company also issued 34,316 shares of restricted common stock for services, valued at $128,685, or $3.75 per share.

     In early fiscal 2005, the Company issued 37,751,231 shares of common stock to effectuate an 8 for 1 forward split. In early fiscal 2004, the Company issued 1,993,930 shares of restricted common stock for services, valued at $2,489,930, or $1.25 per share. In early fiscal 2005, the Company sold 189,238 shares of common stock in exchange for $240,298 in cash, or $1.25 per share. In mid-fiscal 2005, the Company issued 4,531,823 shares of common stock to effectuate an 11 for 10 forward split. In late fiscal 2005, the Company issued 104,561 shares of restricted common stock for services, valued at $15,684, or $0.15 per share. In late fiscal 2005, the Company sold 154,399 shares of common stock in exchange for $23,160 in cash, or $0.15 per share.

(3) Income Taxes. Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company has net operating loss carry-forwards for income tax purposes of approximately $6,782,554, expiring $3,294,200, $793,500, $1,306,000, $474,000, $864,300 and $50,700 at
     February 28, 2025,  2024,  2023,  2022,  2021 and 2020,  respectively.  The amount recorded as deferred tax asset as of February 28, 2005 is $2,713,000, which represents the amount of tax benefit of the loss carryforward. The Company has established a valuation allowance against this deferred tax asset, as the Company has no history of profitable operations.

                                 Poseidis, Inc.
                   Notes to Consolidated Financial Statements

(4) Going Concern. As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $6,782,600 for the period from June 10, 1998 (Inception) through February 28, 2005. The ability of the Company to continue as a going concern is dependent upon obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

     In April 2002, the Company recognized that its plan was not progressing as it had hoped. The Company elected to lay off virtually all of its employees, and pare expenses as dramatically as possible. It then was able to convert its short-term debt and accrued consulting fees into restricted common stock.

(5) Short-Term Notes. Payable During the first and second quarter of 2001, three unrelated parties loaned the Company approximately $110,000 as short-term, non-interest bearing demand notes. In September 2001, the Company repaid approximately $34,000 of those notes. In May 2001, an unrelated third party loaned the Company $10,000 on a short-term demand loan bearing 9% interest, which was repaid in July 2001. In the fourth quarter of fiscal 2002, an unrelated third party loaned the Company $32,000 on a short-term demand loan. In May 2002, the Company agreed to convert the $108,000 remaining balance into 864,000 shares of restricted common stock.

     In June 2004, the Company received a short-term demand loan that carries no stated rate of interest from a third-party corporation in the amount of $29,009.

                          INDEX TO FINANCIAL STATEMENTS

 Balance Sheets.................................................F-12

 Statements of Operations.......................................F-13

 Statements of Stockholders' Equity.............................F-14

 Statements of Cash Flows.......................................F-16

 Notes to Financial Statements..................................F-17

                                 Poseidis, Inc.
                                 Balance Sheets

                                                                         November 30,         February 28,
                                                                             2005                 2005
                                                                      -------------------  ------------------
                                                                          (unaudited)
                                ASSETS
CURRENT ASSETS
   Cash                                                               $            21,703  $            1,051
   VAT taxes receivable                                                            19,720              39,750
   Prepaid expenses                                                                     0                   0
                                                                      -------------------  ------------------
     Total Current Assets                                                          41,423              40,801
                                                                      -------------------  ------------------
PROPERTY AND EQUIPMENT
   Land                                                                            36,127              40,863
   Land improvements                                                              133,969             151,530
   Furniture and fixtures                                                          20,625              22,705
   Equipment                                                                       27,653              30,806
                                                                      -------------------  ------------------
      Subtotal property and equipment                                             218,374             245,904
      Less: Accumulated depreciation                                              (51,668)            (37,144)
                                                                      -------------------  ------------------
            Total Property and Equipment                                          166,706             208,760
                                                                      -------------------  ------------------
OTHER ASSETS
   Deposits                                                                        24,407              35,889
                                                                      -------------------  ------------------
            Total Other Assets                                                     24,407              35,889
                                                                      -------------------  ------------------
Total Assets                                                          $           232,536  $          285,450
                                                                      ===================  ==================
              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
   Accounts payable                                                               155,137             188,667
   Accrued expenses                                                               889,371             864,078
   Accrued salaries                                                                11,536              26,719
   Short-term demand loans                                                        329,009              29,009
                                                                      -------------------  ------------------
     Total Current Liabilities                                                  1,385,053           1,108,473
                                                                      -------------------  ------------------
Total Liabilities                                                               1,385,053           1,108,473
                                                                      -------------------  ------------------
Minority Interest in Consolidated Subsidiaries                                          0                   0
                                                                      -------------------  ------------------
STOCKHOLDERS' EQUITY (DEFICIENCY)
  Preferred stock, $0.0001 par value, authorized 10,000,000
    shares; none issued                                                                 0                   0
 Common stock, $0.0001 par value, authorized 100,000,000 shares;
    65,995,800 and 50,120,215 issued and outstanding,                               6,600               5,012
  Additional paid in capital                                                    6,804,590           5,971,289
  Accumulated comprehensive income (loss)                                          12,402             (16,770)
  Accumulated deficit                                                          (7,976,109)         (6,782,554)
                                                                      -------------------  ------------------
     Total Stockholders' Equity (Deficiency)                                   (1,152,517)           (823,023)
                                                                      -------------------  ------------------
Total Liabilities and Stockholders' Equity (Deficiency)               $           232,536  $          285,450
                                                                      ===================  ==================


     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)


                                                         Three Months Ended               Nine Months Ended
                                                            November 30,                     November 30,
                                                  -------------------------------- --------------------------------
                                                        2005            2004            2005             2004
                                                  ---------------- --------------- --------------- ----------------

REVENUES                                          $              0 $             0 $             0 $              0
                                                  ---------------- --------------- --------------- ----------------

EXPENSES
   General and administrative                               33,938          30,836         158,176          405,629
   Officer salaries                                              0          35,907               0           43,532
   Consulting fees                                         739,455         155,792         854,473        2,544,572
   Professional fees                                        90,825          19,085         156,325           48,094
   Depreciation                                              4,818           6,251          24,389           14,836
                                                  ---------------- --------------- --------------- ----------------

       Total operating expenses                            869,036         247,871       1,193,363        3,056,663
                                                  ---------------- --------------- --------------- ----------------

Operating income (loss)                                   (869,036)       (247,871)     (1,193,363)      (3,056,663)

OTHER INCOME (EXPENSE)
   Bad debt expense                                              0               0               0          (98,005)
   Interest expense                                            (98)              0            (192)               0
                                                  ---------------- --------------- --------------- ----------------

        Total other income (expense)                           (98)              0            (192)         (98,005)
                                                  ---------------- --------------- --------------- ----------------

Net loss before minority interest                         (869,134)       (247,871)     (1,193,555)      (3,154,668)
Minority interest in consolidated subsidiaries net
(income) loss                                                    0               0               0                0

OTHER COMPREHENSIVE INCOME (LOSS)
   Foreign currency translation gain (loss)                 51,449           1,757           4,368           19,168
                                                  ---------------- --------------- --------------- ----------------

Comprehensive loss                                $       (817,685)$      (246,114)$    (1,189,187)$     (3,135,500)
                                                  ================ =============== =============== ================
Net loss per weighted average share, basic        $          (0.01)$         (0.01)$         (0.02)$          (0.06)
                                                  ================ =============== =============== ================
Weighted average number of shares                       65,995,800      49,856,471      65,995,800       49,804,481
                                                  ================ =============== =============== ================




     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
          Consolidated Statements of Stockholders' Equity (Deficiency)



                                           Number                         Additional
                                             of      Preferred   Common     Paid-in
                                           Shares      Stock      Stock     Capital
                                        ------------ ---------- --------- -----------
BEGINNING BALANCE, Feb 29, 2000           48,356,000 $        0 $   4,836 $   930,342

   March 2001 - 1 for 10 reverse split   (43,520,399)         0    (4,352)      4,352
   Shares issued for cash                    226,426          0        23     280,129
   Shares issued for services                 24,969          0         2      27,091
   Other comprehensive income (loss)               0          0         0           0
   Net loss                                        0          0         0           0
                                        ------------ ---------- --------- -----------
BALANCE, February 28, 2002                 5,086,996          0       509   1,241,914
   Shares issued for cash                     10,858          0         1      33,119
   April 2002 - 1 for 10 reverse split    (4,581,795)         0      (458)        458
   Shares issued to pay accrued expenses   1,080,000          0       108     134,892
   Shares issued to settle short-term debt   864,000          0        86     107,914
   Shares issued for stock subs rec.         800,000          0        80      99,920
   Shares issued for services              1,969,784          0       197     984,695
   Stock subscription received                     0          0         0           0
   Shares issued for cash                     32,685          0         3     114,397
   Other comprehensive income (loss)               0          0         0           0
   Net loss                                        0          0         0           0
                                        ------------ ---------- --------- -----------
BALANCE, February 28, 2003                 5,262,528          0       526   2,717,309
   Shares issued for services                 34,316          0         3     128,682
   Shares issued for cash                     96,189          0        10     360,699
   Other comprehensive income (loss)               0          0         0           0
   Net loss                                        0          0         0           0
                                        ------------ ---------- --------- -----------
BALANCE, February 29, 2004                 5,393,033          0       539   3,206,690
    Forward split - 8 for 1               37,753,231          0     3,775      (3,775)
   Shares issued for services              1,993,930          0       199   2,489,731
   Shares issued for cash                    189,238          0        20     240,278
   Forward split - 11 for 10               4,531,823          0       453        (453)
   Shares issued for services                104,561          0        11      15,673
   Shares issued for cash                    154,399          0        15      23,145
   Other comprehensive income (loss)               0          0         0           0
   Net loss                                        0          0         0           0
                                        ------------ ---------- --------- -----------
BALANCE, February 29, 2005                50,120,215          0     5,012   5,971,289
   Shares issued for cash                    904,113          0        90      86,224
   Shares issued for services             14,971,472          0     1,498     747,076
   Other comprehensive income (loss)               0          0         0           0
   Net loss                                        0          0         0           0
                                        ------------ ---------- --------- -----------
ENDING BALANCE, November 30, 2005,
(unaudited)                               65,995,800 $        0 $   6,600 $ 6,804,589
                                        ============ ========== ========= ===========





     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
          Consolidated Statements of Stockholders' Equity (Deficiency)
                                  (Continued)

             Accumulated
   Stock        Comp.                        Total
   Subs.        Income     Accumulated   Stockholders'
Receivable      (Loss)       Deficit        Equity
----------- ---------------------------- -------------
$         0 $      (11,638$     (914,821)$       8,719

          0              0             0             0
          0              0             0       280,152
          0              0             0        27,093
          0         (7,688)            0        (7,688)
          0              0      (473,928)     (473,928)
----------- ---------------------------- -------------
          0        (19,326)   (1,388,749)     (165,652)
          0              0             0        33,120
          0              0             0             0
          0              0             0       135,000
          0              0             0       108,000
   (100,000)             0             0             0
          0              0             0       984,892
    100,000              0             0       100,000
          0              0             0       114,400
          0         (2,609)            0        (2,609)
          0              0    (1,306,075)   (1,306,075)
----------- ---------------------------- -------------
          0        (21,935)   (2,694,824)        1,076
          0              0             0       128,685
          0              0             0       360,709
          0          6,034             0         6,034
          0              0      (793,520)     (793,520)
----------- ---------------------------- -------------
          0        (15,901)   (3,488,344)     (297,016)
          0              0             0             0
          0              0             0     2,489,930
          0              0             0       240,298
          0              0             0             0
          0              0             0        15,684
          0              0             0        23,160
          0           (869)            0          (869)
          0              0    (3,294,210)   (3,294,210)
----------- ---------------------------- -------------
          0        (16,770)   (6,782,554)     (823,023)
          0              0             0        86,314
          0              0             0       748,574
          0          4,368             0         4,368
          0              0    (1,193,555)   (1,193,555)
----------- ---------------------------- -------------

$         0 $      (12,402$   (7,976,109)$  (1,177,322)
=========== ============================ =============

     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
                      Consolidated Statements of Cash Flows
                         Nine Months Ended November 30,
                                   (Unaudited)

                                                                                  2005                     2004
                                                                          ---------------------    --------------------
CASH FLOWS FROM DEVELOPMENT ACTIVITIES:
Net loss                                                                  $          (1,193,555)   $         (3,154,668)
Adjustments to reconcile net loss to net cash used for development activities:
   Stock issued for services                                                            748,574               2,489,930
   Depreciation                                                                          24,389                  14,386
   Bad debt expense                                                                           0                  98,005
   Minority interest in consolidated subsidiary income (loss)                                 0                       0
Change in assets and liabilities:
   (Increase) decrease in accounts receivable                                                 0                       0
   (Increase) decrease in prepaid expenses                                                    0                       0
   (Increase) decrease in VAT receivable                                                 20,030                 (21,696)
   (Increase) decrease in deposits                                                       11,482                   7,450
   Increase (decrease) in accounts payable                                              (16,737)                182,048
   Increase (decrease) in accrued expenses                                               25,293                 243,157
   Increase (decrease) in accrued salaries                                              (12,668)                 18,853
                                                                          ---------------------    --------------------

Net cash used by development activities                                                (393,192)               (122,535)
                                                                          ---------------------    --------------------

CASH FLOW FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                                         0                (149,576)
                                                                          ---------------------    --------------------

Net cash used by investing activities                                                         0                (149,576)
                                                                          ---------------------    --------------------

CASH FLOW FROM FINANCING ACTIVITIES:
   Proceeds from short-term loans                                                       300,000                  29,009
   Repayment of short-term loan                                                               0                       0
   Stock sold for cash                                                                   86,314                 240,298
   Receipt of stock subscriptions                                                             0                       0
   Increase of bank overdraft                                                                 0                       0
                                                                          ---------------------    --------------------

Net cash provided by financing activities                                               386,314                 269,307
                                                                          ---------------------    --------------------

Effect of exchange rates on cash                                                         27,530                   7,960
                                                                          ---------------------    --------------------

Net increase (decrease) in cash                                                          20,652                   5,156

CASH, beginning of period                                                                 1,051                  30,788
                                                                          ---------------------    --------------------

CASH, end of period                                                       $              21,703    $             35,944
                                                                          =====================    ====================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Non-Cash Financing Activities:
    Common stock issued to pay accrued expenses                           $                   0    $                  0
                                                                          =====================    ====================
    Common stock issued to settle short-term debt                         $                   0    $                  0
                                                                          =====================    ====================


     The accompanying notes are an integral part of the financial statements

                                 Poseidis, Inc.
                          Notes to Financial Statements
                 (Information with respect to the three months
                 ended November 30, 2005 and 2004 is unaudited)

(1)  Summary of Significant Accounting Principles
     The Company Poseidis, Inc. is a Florida chartered corporation which conducts business from its headquarters in West Palm Beach, Florida. The Company was incorporated on June 10, 1998. On May 4, 2000, the Company changed its name to BillyWeb Corp. and on August 28, 2002, to Poseidis, Inc.

     The Company's operations have been to secure a "source" of natural mineral water in France, and negotiating with several entities to construct a bottling plant.

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and operations for the period then ended. Actual results may differ significantly from those estimates.

     The following summarize the more significant accounting and reporting policies and practices of the Company:

     a) Use of estimates. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the year then ended. Actual results may differ significantly from those estimates.

     b) Significant acquisition. On May 15, 2000, the Company entered into an agreement to acquire 77.3% of the issued and outstanding common shares of BillyWeb Corp., (n/k/a Share Exchange Corp.), in exchange for 23,100,000 shares of common stock of the Company, in a reverse merger, which will be accounted for as a recapitalization of BillyWeb Corp., (n/k/a Share Exchange Corp.). On July 27, 2000, the Company acquired the 22.7% of Share Exchange Corp. that it did not previously own in exchange for 5,000,000 shares of common stock restricted under Rule 144.

                                 Poseidis, Inc.
                          Notes to Financial Statements

(1) Summary of Significant Accounting Principles (Continued.)
     b) Significant acquisition (continued). In October 2000, the Company formed a subsidiary under the laws of France, SARL BillyWeb. The Company owns 99% and a French citizen holds the remaining 1%, pursuant to French law. In December 2002, the Company placed SARL BillyWeb in bankruptcy under French law. The Company recorded a gain of $12,700 as a result of this. In April 2003, the Company created a new wholly owned subsidiary, Poseidis, SAS, under French law.

     On March 18, 2003, the Company formed a subsidiary under the laws of France, Poseidis, SAS. The Company owns 99% and a French citizen holds the remaining 1%, pursuant to French law.

     c) Principles of consolidation. The consolidated financial statements include the accounts of Poseidis, Inc. and its subsidiaries. Inter-company balances and transactions have been eliminated.

     d) Net loss per share. Basic is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

     e) Property and equipment. All property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three, five or seven years, using the straight-line method. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to operations as incurred. Depreciation expense was $24,389 and $14,346 for the six months ended November 30, 2005 and 2004, respectively.

     f)  Foreign  currency  transaction  and  translation  gains  (losses.)  The
     principal   operations  of  the  Company  are  located  in  France.   On  a
     consolidated basis the Company's reporting currency is the US Dollar.

     g) Interim financial information. The financial statements for the nine months ended November 30, 2005 and 2004 are unaudited and include all adjustments which in the opinion of management are necessary for fair presentation, and such adjustments are of a normal and recurring nature. The results for the nine months are not indicative of a full year results.

(2) Stockholders' Equity. The Company has authorized 100,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance. The Company had 50,353,548 and no shares of common and preferred stock, respectively, issued and outstanding at May 31, 2005.

     In fiscal 2004, the Company sold 96,189 shares of common stock in exchange for $360,709 in cash, or $3.75 per share. In fiscal 2004, the Company also issued 34,316 shares of restricted common stock for services, valued at $128,685, or $3.75 per share. In fiscal 2005, the Company issued 37,751,231

                                 Poseidis, Inc.
                   Notes to Consolidated Financial Statements


(2) Stockholders' Equity (continued). shares of common stock to effectuate an 8 for 1 forward split. In fiscal 2005, the Company sold 93,225 shares of common stock in exchange for $116,531 in cash, or $1.25 per share. In fiscal 2004, the Company also issued 1,721,043 shares of restricted common stock for services, valued at $2,153,803, or $1.25 per share.

     In early fiscal 2005, the Company issued 37,751,231 shares of common stock to effectuate an 8 for 1 forward split. In early fiscal 2004, the Company issued 1,993,930 shares of restricted common stock for services, valued at $2,489,930, or $1.25 per share. In early fiscal 2005, the Company sold 189,238 shares of common stock in exchange for $240,298 in cash, or $1.25 per share. In mid-fiscal 2005, the Company issued 4,531,823 shares of common stock to effectuate an 11 for 10 forward split. In late fiscal 2005, the Company issued 104,561 shares of restricted common stock for services, valued at $15,684, or $0.15 per share. In late fiscal 2005, the Company sold 154,399 shares of common stock in exchange for $23,160 in cash, or $0.15 per share.

     In the first quarter of fiscal 2006, the Company increased the authorized common stock from 50,000,000 to 100,000,000 shares. The Company issued 233,333 shares of common stock in exchange for $35,000 in cash, or $0.15 per share. In the second quarter of fiscal 2006, the Company issued 670,780 shares of common stock in exchange for $51,314 in cash, or $0.0765 per share. In the third quarter the Company issued 14,971,472 shares of common stock in exchange for services valued at $748,574, or $0.05 per share.

(3) Income Taxes. Deferred income taxes (benefits) are provide for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company has net operating loss carry-forwards for income tax purposes of approximately $7,976,000, expiring $1,192,600, $3,295,100, $793,500, $1,306,000, $474,000, $864,300
     and $50,700 at February 28, 2026,  2025,  2024,  2023, 2022, 2021 and 2020,
     respectively. The amount recorded as deferred tax asset as of November 30, 2005 is $3,200,000, which represents the amount of tax benefit of the loss carryforward. The Company has established a valuation allowance against this deferred tax asset, as the Company has no history of profitable operations.

(4) Going Concern. As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $7,976,000 for the period from June 10, 1998 (Inception) through August 31, 2005. The ability of the Company to continue as a going concern is dependent upon obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

     In April 2002, the Company recognized that its plan was not progressing as it had hoped. The Company elected to lay off virtually all of its employees, and pare expenses as dramatically as possible. It then was able to convert its short-term debt and accrued consulting fees into restricted common stock. In August 2005, the Company entered into an agreement with Cornell Capitial of New Jersey, for financing of up to $8,000,000, and has received $300,000 through the end of the third quarter.

                                 Poseidis, Inc.
                   Notes to Consolidated Financial Statements


(5) Short-Term. Notes Payable In fiscal 2005, the Company received a short-term loan from a third-party in the amount of $29,000. This loan is payable on demand and carries no stated interest rate.

     In August 2005 and October 2005, the Company issued a Secured Convertible Debentures in exchange for $150,000 in cash each.

     These Debentures have March 31, 2007 maturity date, provide for monthly payments commencing on the earlier of the first day of the first month following effectiveness of our applicable registration statement or the stated anniversary of the date of issuance of the respective Debenture, and accrue interest at 12% per year. The Debentures are convertible into shares of our common stock at a price per share of $0.0497, as adjusted in accordance with the terms of the Debentures. The Debentures were issued to Cornell Capital Partners, LP as part and parcel to the $8,000,000 Standby Equity Distribution Agreement with Cornell Capital, more fully discussed in the Company's Form 8-K. The Debentures are convertible into shares of our common stock at the option of Cornell Capital, subject to certain limitations including that Cornell Capital may not convert the Debentures for a number of shares in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of our common stock beneficially held by Cornell Capital to exceed 4.9% of our then outstanding common stock. Upon an uncured event of default, the conversion price is reduced to $0.0124 per share. The Company is permitted to redeem all or a portion of the Debentures. In the event the closing bid price for our stock on a redemption date is greater than the Debenture's conversion price, we must pay a redemption premium of 20% of the amount of redeemed in addition to such redemption.

(6) Standby Equity Distribution Agreement. On August 26, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell Capital"), pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $8,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay us 96% of the lowest closing bid price of our common stock as quoted on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the date we deliver a notice requiring Cornell Capital to purchase our shares under the Standby Equity Distribution Agreement.

     Cornell Capital's obligation to purchase shares of our common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including our obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement (the "Registration Statement") and is limited to $300,000 per weekly advance.

                                 Poseidis, Inc.
                   Notes to Consolidated Financial Statements

(6)  Standby Equity  Distribution  Agreement  (continued.)
     The commitment period under the Standby Equity Distribution Agreement commences on the earlier to occur of (i) the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date"), or (ii) such earlier date as we and Cornell Capital may mutually agree in writing. The commitment period under the Standby Equity Distribution Agreement expires on the earliest to occur of (i) the date on which Cornell Capital has purchased an aggregate amount of $8,000,000 shares of our common stock under the Standby Equity Distribution Agreement, (ii) the date occurring twenty-four months after the Effective Date, or (iii) the date the Agreement is earlier terminated (in the event that (x) there occurs any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty trading days, other than due to the acts of Cornell Capital, during the commitment period, and
     (y) we fail materially to comply with any of the covenants contained in the Standby Equity Distribution Agreement and such failure is not cured within thirty days after receipt of written notice from Cornell Capital, provided, however, that this termination provision does not apply to any period commencing upon the filing of a post-effective amendment to the Registration Statement and ending upon the date on which such post effective amendment is declared effective by the SEC).

     We have agreed to pay Cornell Capital 5% of the proceeds that we receive from each advance under the Standby Equity Distribution Agreement. In addition, upon our obtaining shareholder approval and filing an amendment to our Certificate of Incorporation to increase our authorized common stock, we will pay Cornell Capital a commitment fee by issuing shares of our common stock in an amount equal to $320,000 at a price per share that is the lowest closing bid price of our common stock, as quoted by Bloomberg, LP during the five trading days immediately preceding the filing of the amendment to our Certificate of Incorporation as described above. In addition, we have issued to Cornell Capital a warrant to purchase 500,000 shares of our common stock at an exercise price of $0.12 per share.

     We also paid Yorkville Advisors Management, LLC a fee of $15,000 for structuring in connection with this transaction and $10,000 for due diligence expenses.

     We have agreed to pay the placement agent a fee of $10,000 in our common stock under a placement agent agreement relating to the Standby Equity
     Distribution Agreement. These shares will be issued upon our obtaining shareholder approval and filing an amendment to our Certificate of Incorporation to increase our authorized common stock as described above and will be at a price per share that is the lowest closing bid price of our common stock, as quoted by Bloomberg LP during the five trading days immediately preceding the filing of the amendment to our Certificate of Incorporation.

(7)  Subsequent events.
     (a) Stockholders' Equity In December 2005, the Company filed an Amendment to its Articles of Incorporation increasing its authorized common stock from 100,000,000 to 500,000,000 shares, with no change to its par value. In addition the Company issued 440,000 shares of common stock in exchange for $66,000 in cash, or $0.15 per share.